UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Magnolia Oil & Gas Corporation

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on June 7, 2019

The Notice of Internet Availability of Proxy Materials for the 2019 Annual Meeting (the “Notice”), the proxy statement for the Annual Meeting and our annual report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”) are available at: http://www.proxyvote.com.

You may vote electronically over the Internet or by telephone using the instructions on the Notice, or, if you received a paper copy of the proxy card, by signing and returning it in the envelope provided. You may revoke your proxy at any time before the Annual Meeting by following the instructions in this proxy statement. You may also attend the Annual Meeting and vote on the Proposals when presented. See “Questions and Answers about the Meeting” for information about voting by telephone or electronically over the Internet, how to revoke a proxy and how to vote shares at the Annual Meeting.

Dear Stockholders of Magnolia Oil & Gas Corporation,

On behalf of the Board of Directors and employees of Magnolia Oil & Gas Corporation (“Magnolia,” “the Company,” “we,” “our” and “us”), I cordially invite you to participate in our 2019 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, June 7, 2019 at 8:00 a.m., Central Time, at Twelve Greenway Plaza, Suite 100, Houston, Texas 77046. The attached Notice of 2019 Annual Meeting of Stockholders and this proxy statement will serve as your guide to the business to be conducted during the Annual Meeting.

We are mailing to most of our stockholders a Notice of Internet Availability of Proxy Materials for the 2019 Annual Meeting (the “Notice”), which provides instructions regarding how stockholders can access and review proxy materials over the Internet and submit their proxy electronically or by telephone. We believe the Notice process allows us to provide our stockholders with the information they desire in a timely manner, while saving costs and reducing the environmental impact of our Annual Meeting. If you received the Notice and you would instead prefer to receive a paper copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice.

Your vote is very important to us. We encourage you to sign and return your proxy card and/or vote by telephone or electronically over the Internet following the instructions on the Notice as soon as possible, so that your shares will be represented and voted at the meeting.

Thank you for being a stockholder and for the trust you have in our Company.

Sincerely,

Stephen I. Chazen
Chairman, President and Chief Executive Officer

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

April 23, 2019

To the Stockholders of Magnolia Oil & Gas Corporation:

NOTICE IS HEREBY GIVEN that the Magnolia Oil & Gas Corporation (“Magnolia,” “the Company,” “we,” “our” or “us”) 2019 Annual Meeting of Stockholders (the “Annual Meeting”) will be held on Friday, June 7, 2019 at 8:00 a.m., Central Time, at Twelve Greenway Plaza, Suite 100, Houston, Texas 77046. The Annual Meeting is being held for the following purposes:

1.	To elect eight (8) directors to serve on our Board of Directors for a one (1) year term, commencing on the date of the Annual Meeting;

2.	To approve an advisory, non-binding resolution regarding the compensation of Magnolia’s named executive officers for 2018 (“say-on-pay vote”);

3.	To approve an advisory, non-binding resolution regarding the frequency with which Magnolia will hold future say-on-pay votes;

4.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year; and

5.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

Only holders of record of Magnolia’s Class A Common Stock and Class B Common Stock at the close of business on April 8, 2019 (the “Record Date”) are entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. The Notice of Internet Availability of Proxy Materials for the 2019 Annual Meeting (the “Notice”), this proxy statement and the form of proxy card are first being sent or made available to stockholders on or about April 23, 2019, along with instructions on accessing our 2018 Form 10-K.

It is important that your shares be represented at the Annual Meeting and voted in accordance with your wishes. Even if you plan to attend the Annual Meeting, we urge you to vote in advance electronically over the Internet or by telephone or, if you receive paper proxy materials, by completing and returning the enclosed proxy card.

We appreciate the confidence you have placed in us through your investment.

April 23, 2019

By order of the Board of Directors,

Timothy D. Yang
Executive Vice President, General Counsel and Corporate Secretary

PROXY STATEMENT OVERVIEW

The Board of Directors (the “Board”) of Magnolia Oil & Gas Corporation (“Magnolia,” “the Company,” “we,” “our” and “us”) is furnishing you this proxy statement in connection with its solicitation of proxies to be voted at our 2019 Annual Meeting of Stockholders, including any adjournment or postponement of that meeting (the “Annual Meeting”).

Introductory Note About the Company

We were incorporated in the State of Delaware on February 14, 2017, under the name TPG Pace Energy Holdings Corp., as a special purpose acquisition company formed for the purposes of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination and sponsored by TPG Pace Energy Sponsor, LLC (our “Sponsor”). We closed our initial public offering on May 10, 2017 (the “IPO”).

On July 31, 2018, we consummated a business combination through our acquisition from certain affiliates of EnerVest, Ltd. (“EnerVest”) of certain oil and natural gas assets in the Karnes County portion of the Eagle Ford Shale in South Texas and in the Giddings Field of the Austin Chalk and of a 35% membership interest in Ironwood Eagle Ford Midstream, LLC, which owns an Eagle Ford gathering system (such acquisitions and the related transactions are referred to as the “Business Combination”). In connection with the closing of the Business Combination, we changed our name from TPG Pace Energy Holdings Corp. to Magnolia Oil & Gas Corporation. Following the completion of the Business Combination, we became a holding company whose assets primarily consist of interests in our subsidiaries, including Magnolia Oil & Gas Parent, LLC (“Magnolia LLC”), which owns all of the assets we acquired in the Business Combination.

Details of the 2019 Annual Meeting of Stockholders

Date:	Friday, June 7, 2019
Time:	8:00 a.m., Central Time
Place:	Twelve Greenway Plaza, Suite 100, Houston, Texas 77046

The proxy materials, including this proxy statement, the proxy card and the 2018 Form 10-K, are being distributed and made available on or about April 23, 2019, to our stockholders of record as of the close of business on April 8, 2019 (the “Record Date”). A complete list of stockholders of record entitled to vote at the Annual Meeting will be available for viewing during ordinary business hours for a period of 10 days before the Annual Meeting at our principal executive offices, located at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046 (telephone number (713) 842-9050). The list of stockholders will also be available for stockholders during the Annual Meeting.

Voting Matters and Board Recommendations

At the Annual Meeting, our stockholders will be asked to vote on the following matters:

Proposal	Board Recommendation

Election of the eight (8) director nominees named in this proxy statement to serve on our Board for a one (1) year term, commencing on the date of the Annual Meeting (Proposal 1)	FOR

Approval of an advisory, non-binding resolution regarding the compensation of our named executive officers for 2018 (“say-on-pay vote”) (Proposal 2)	FOR

Approval of an advisory, non-binding resolution regarding the frequency of future say-on-pay votes (Proposal 3)	ANNUAL

Ratification of our independent registered public accounting firm for the 2019 fiscal year (Proposal 4)	FOR

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Why did I receive these proxy materials or the Notice?

We sent you the proxy materials, including this proxy statement, the proxy card and our 2018 Form 10-K, or the Notice of Internet Availability of Proxy Materials for the 2019 Annual Meeting (the “Notice”), because we are holding our Annual Meeting and the Board is asking for your proxy to vote your shares of Common Stock at the Annual Meeting. We have summarized information in this proxy statement that you should consider in deciding how to vote at the Annual Meeting.

Certain of our stockholders will receive a Notice and will not receive paper copies of the proxy materials unless they request them. The Notice will provide stockholders with notice of the Annual Meeting and with instructions regarding how stockholders can access and review all of the proxy materials over the Internet. The Notice also provides instructions as to how you may submit your proxy electronically over the Internet or by telephone. You cannot vote by marking the Notice and returning it. If you received the Notice and you would instead prefer to receive a paper or electronic copy of the proxy materials, you should follow the instructions for requesting such materials that are provided in the Notice. Any request to receive proxy materials by mail or email will remain in effect until you revoke it.

Who is entitled to vote at the Annual Meeting?

You can vote your shares of Common Stock if our records show that you were the owner of the shares as of the close of business on April 8, 2019, the Record Date for determining the stockholders who are entitled to vote at the Annual Meeting. As of the Record Date, there were a total of 155,837,168 shares of Class A Common Stock and 91,789,814 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

How many votes do I have?

Our stockholders are entitled to one (1) vote at the Annual Meeting for each share of Class A Common Stock or Class B Common Stock held of record as of the Record Date.

How many votes must be present to hold the Annual Meeting?

A quorum of stockholders is necessary to hold a valid meeting. For purposes of all Proposals, holders representing a majority of the voting power of Class A Common Stock and Class B Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum. Abstentions will count as present for the purpose of establishing a quorum with respect to each Proposal.

How do I vote?

If you were a holder of record of Common Stock on the Record Date, you may vote with respect to the Proposals in person at the Annual Meeting, or you may vote in advance using any of the following methods:

Internet	Phone	Mail
Go to http://www.proxyvote.com: You can use the Internet 24 hours a day to transmit your voting instructions. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you access the web site and follow the instructions.	Call 1-800-690-6903: You can use any touchtone telephone. Have your proxy card or Notice of Internet Availability of Proxy Materials in hand when you call and follow the instructions.	If you received a printed copy of the proxy materials, you may submit your vote by completing, signing and dating your proxy card and returning it in the prepaid envelope to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

Voting by using any of the methods above enables you to appoint Christopher G. Stavros, our Executive Vice President and Chief Financial Officer, and Timothy D. Yang, our Executive Vice President, General Counsel and Corporate Secretary, each as your representative at the Annual Meeting, and to authorize them to vote your shares during the Annual Meeting in accordance with your instructions. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is strongly recommended that you vote in advance of the Annual Meeting using any of the methods above in case your plans change. If a Proposal comes up for vote during the Annual Meeting that is not currently contemplated, the representatives you have appointed as proxies will vote your shares, under your proxy, according to their best judgment.

If you hold your shares in “street name,” you should follow the instructions provided by your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

What is the difference between a stockholder of record and a beneficial owner of shares held in “street name”?

Stockholder of Record. If your shares are registered directly in your name with the Company’s transfer agent, Continental Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and the proxy materials were sent directly to you by the Company.

Beneficial Owner of Shares Held in “Street Name.” If your shares are held in an account at a broker, bank, broker-dealer, custodian or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy materials were forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting during the Annual Meeting. As a beneficial owner, you have the right to instruct that organization on how to vote the shares held in your account, but you must follow the instructions that organization has provided to you in order to vote or attend the Annual Meeting. Those instructions are contained in a “voter instruction form” provided to you. If you hold shares through a broker, bank, or other nominee and wish to be able to vote in person at the Annual Meeting, you must obtain a “legal proxy” from your broker, bank, or other nominee and present it to the inspector of election with your ballot at the Annual Meeting.

What is a broker non-vote?

Under the rules that govern brokers who are voting with respect to shares that are held in “street name,” brokers have the discretion to vote such shares on routine matters, such as the ratification of the appointment of our independent registered public accounting firm, but not on non-routine matters, such as the election of directors or advisory proposals on executive compensation. If you are a beneficial owner of Common Stock and do not provide voting instructions to your broker, bank or other nominee, your shares will not be voted on any Proposal on which the broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.”

Why would the Annual Meeting be adjourned or postponed?

The Board intends to adjourn and postpone the Annual Meeting if, as of June 7, 2019, the number of shares of Common Stock present at the Annual Meeting, in person or represented by proxy, is insufficient to either constitute a quorum or approve any of the Proposals described in this proxy statement to be submitted to stockholders for consideration.

May I revoke my proxy or change my vote after I have voted?

Yes. If you are a stockholder of record, you can change your vote or revoke your proxy any time before the Annual Meeting by:

•	Providing written notice of revocation to the Corporate Secretary at Magnolia Oil & Gas Corporation, Nine Greenway Plaza, Suite 1300, Houston, Texas 77046;

•

Delivering a valid, later-dated proxy or a later-dated vote over the Internet or by telephone, in each case, no later than 11:59 p.m., Eastern Time, on June 6, 2019, the day before the Annual Meeting; or

•	Attending the Annual Meeting and voting in person during the meeting, which will automatically cancel any proxy previously given.

Please note that your attendance at the Annual Meeting alone will not cause your previously granted proxy to be revoked unless you vote by ballot during the Annual Meeting. If you wish to revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy before the vote is taken. Please also note that if your shares of Common Stock are held of record by a broker, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the materials provided to you by the broker, bank or other nominee.

Will my shares be voted if I do not provide my proxy or if I do not indicate how to vote my proxy?

Depending on the Proposal, your shares of Common Stock may be voted if they are held in “street name” even if you do not provide the broker, bank or other nominee with voting instructions. See “What is a broker non-vote?” above.

If you are a stockholder of record, you may return a signed proxy card without indicating your vote on any matter, in which case the designated proxies will vote to elect each director nominee, to approve on an advisory basis our named executive officer compensation, to approve on an advisory basis an “annual” frequency for future advisory say-on-pay votes and to ratify the appointment of KPMG as our independent registered public accounting firm. If you are a stockholder of record and you do not provide a signed proxy card, your shares will not be voted.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will count the votes and will serve as the independent inspector of election.

Who bears the costs of soliciting proxies?

We do. The Company has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the Annual Meeting and has agreed to pay Innisfree a fee of $20,000. In addition, the Company will reimburse, or advance funds to, Innisfree for reasonable out-of-pocket expenses incurred in connection with Innisfree’s services and will indemnify Innisfree and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also reimburses brokers, banks and other nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of shares of Common Stock and in obtaining voting instructions from those owners. In addition, some of our employees or agents may contact you by telephone, by mail or in person regarding the Annual Meeting proposals. None of our employees will receive any extra compensation for providing those services. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

How can I obtain additional information about the Company?

A copy of the Company’s 2018 Form 10-K, which contains audited consolidated financial statements for the 2018 fiscal year, has been posted on the Internet along with this proxy statement, and these materials are available at http://www.proxyvote.com. Stockholders may also obtain a copy of our 2018 Form 10-K (without exhibits), without charge, by writing to our Investor Relations department at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, or media@mgyoil.com, or by calling (713) 842-9050.

We also file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file with the SEC. The SEC’s website address is http://www.sec.gov. In addition, our filings with the SEC may be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549, on official business days during its hours of operation. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room.

If you have any questions or need assistance voting your shares, you may contact Innisfree at 501 Madison Avenue, 20th Floor, New York, NY 10022.

PROPOSAL 1: ELECTION OF DIRECTORS

In connection with the closing of the Business Combination, the size of our Board was increased from seven (7) members to eight (8) members. Our Board currently consists of the following eight (8) members:

Name of Director	Age (As of April 23, 2019)	Director Since
Stephen I. Chazen	72	May 2017
Arcilia C. Acosta	53	May 2017
Angela M. Busch	52	July 2018
Edward P. Djerejian	80	May 2017
James R. Larson	69	July 2018
Michael G. MacDougall	48	May 2017
Dan F. Smith	72	May 2017
John B. Walker	73	July 2018

Holders of our Class A Common Stock and Class B Common Stock are being asked to elect the eight (8) directors listed above, each of whom has been nominated by the Board and the Nominating and Corporate Governance Committee of the Board (the “Governance Committee”), to serve a one (1) year term, commencing on the date of the Annual Meeting, and until their respective successors are duly elected and qualified, subject to each such director’s earlier death, resignation, retirement, disqualification or removal. Under the terms of our Stockholder Agreement, dated as of July 31, 2018 (the “Stockholder Agreement”), each of our Sponsor and EnerVest (who, together with our directors, collectively own more than 61% of the shares of Common Stock entitled to vote at the Annual Meeting) have agreed to vote all of their shares of voting Common Stock in favor of the directors nominated by the other party in accordance with the Stockholder Agreement and any other nominees nominated by the Governance Committee. Please see “Certain Relationships and Related Party Transactions—Stockholder Agreement” for additional information.

Information about Director Nominees

The following sets forth information regarding each nominee:

Stephen I. Chazen has served as our President and Chief Executive Officer since February 2017 and has served as Chairman of the Board following the completion of the IPO in May 2017. Mr. Chazen retired as Chief Executive Officer of Occidental Petroleum Corporation (“Occidental”) in April 2016. He began his career at Occidental in 1994 as Executive Vice President—Corporate Development. He was named Chief Financial Officer in 1999 and served in that position until 2010. Mr. Chazen was appointed President of Occidental in 2007. He was then named Chief Operating Officer in 2010 before being appointed Chief Executive Officer in May 2011. Mr. Chazen served on the Board of Directors of Occidental from 2010 to 2017. Before joining Occidental, Mr. Chazen was Managing Director in Corporate Finance and Mergers and Acquisitions at Merrill Lynch. He worked as Director of Project Evaluation and Reservoir Engineering at Columbia Gas Development Corporation from 1977 to 1982. Mr. Chazen began his career at Northrop Corporation in 1973 as Laboratory Manager at the Johnson Space Center, where he worked until 1977.

Mr. Chazen is a former Chairman of the American Petroleum Institute. He also serves on the Board of Advisors of Rice University’s Baker Institute for Public Policy and is a member of the Senior Cabinet of the President’s Leadership Council at Houston Methodist Hospital. Mr. Chazen also serves as a director on the boards of directors of the Methodist Hospital Research Institute, Ecolab Inc. (retiring May 2, 2019), The Williams Companies, Inc., and the Catalina Island Conservancy and is a member of the Board of Regents of the University of Houston. Mr. Chazen holds a Ph.D. in Geology from Michigan State University, a Master’s degree in Finance from the University of Houston and a Bachelor’s degree in Geology from Rutgers College.

Mr. Chazen is well-qualified to serve as a director because of his significant directorship experience, as well as his substantial and broad experience in the energy sector, as an executive, advisor and director.

Arcilia C. Acosta is the President and Chief Executive Officer of CARCON Industries & Construction, specializing in commercial, institutional and transportation construction, and is also the Chief Executive Officer and controlling principal of STL Engineers. Ms. Acosta serves on the board of directors of Legacy Texas Financial Group, Inc., ONE Gas, Incorporated,

the Texas Higher Education Coordinating Board, and the Dallas Citizens Council. Ms. Acosta previously served on the national advisory board for BBVA Compass Bank and the Texas Tech National Alumni Association. Ms. Acosta received a Bachelor of Arts from Texas Tech University and Board Director Certification from Southern Methodist University Southwest School of Banking and is a graduate of the Harvard University.

Ms. Acosta is well-qualified to serve as a director because of her broad range of experience and directorships.

Angela M. Busch currently serves as the Executive Vice President of Corporate and Business Development for Ecolab Inc., where she is responsible for acquisitions, divestitures and alliances in support of Ecolab’s strategic objectives related to its global portfolio of business and activities. Ms. Busch has held this position since 2006. Prior to joining Ecolab, Ms. Busch held several positions related to strategy development and acquisition work including most recently Managing Director, Merger and Acquisitions Group at RBC Capital Markets. She previously held positions in Mergers and Acquisitions and Planning and Business Development at Honeywell and Land O’Lakes. Ms. Busch was also previously a management consultant at McKinsey & Company, where she focused on strategic initiatives for clients in the healthcare industry. Ms. Busch holds a Bachelor’s degree in Mechanical Engineering from the University of Minnesota Institute of Technology, a Master’s in Management from the Kellogg School of Management and a Juris Doctorate from Northwestern University School of Law.

Ms. Busch is well-qualified to serve as a director because of her broad range of experience in the energy services sector, strategy development and acquisitions and finance. She has demonstrated application of her expertise in a variety of institutional and industrial markets including the energy services market. Ms. Busch has managed energy services sector acquisitions for Ecolab, positioning her to possess a supplier perspective in the oil & gas industry. In addition, Ms. Busch’s background in mechanical engineering is an asset in Magnolia’s production operations. Lastly, having served on the Ecolab Executive Council for 12 years, Ms. Busch has direct knowledge of the decisions and challenges involved in the successful execution of a sustainable, high growth plan of a public company.

Edward P. Djerejian served in the U.S. Foreign Service for eight (8) presidents, from John F. Kennedy in 1962 to William J. Clinton in 1994. Prior to his nomination by President Clinton as U.S. ambassador to Israel, in which position he served from 1993 to 1994, he was assistant secretary of state for Near Eastern affairs in both the George H.W. Bush and the Clinton administrations from 1991 to 1993. He was the U.S. ambassador to the Syrian Arab Republic from 1988 to 1991. He also served as special assistant to President Ronald Reagan and deputy press secretary for foreign affairs in the White House from 1985 to 1986.

After his retirement from government service in 1994, he became, and currently serves as, the director of the James A. Baker III Institute for Public Policy at Rice University. He has been awarded the Presidential Distinguished Service Award, the Department of State’s Distinguished Honor Award and numerous other honors, including the Ellis Island Medal of Honor and the Anti-Defamation League’s Moral Statesman Award. He is also a recipient of the Association of Rice Alumni’s Gold Medal. In 2011, Ambassador Djerejian was elected a fellow of the American Academy of Arts and Sciences. He is also a member of the Board of Trustees of the Carnegie Corporation of New York. Ambassador Djerejian previously served as Chairman of the Board and a director of Occidental until 2015, and as a director of Baker Hughes Incorporated and Global Industries, Ltd., where he was Chairman of the Governance Committee. He currently serves on the board of directors of The Mexico Fund, Inc. He holds a Bachelor of Science and a Doctor of Humane Letters, honoris causa, from Georgetown University, as well as a Doctor of Laws, honoris causa, from Middlebury College.

Ambassador Djerejian is well-qualified to serve as a director because of his significant directorship experience.

James R. Larson has served as an independent director of CSI Compressco GP Inc., general partner of CSI Compressco L.P., and as Chairman of its Audit Committee since July 2011 and as a member of its Conflicts Committee since April 2012. Since January 1, 2006, Mr. Larson has been retired. From September 2005 until January 1, 2006, Mr. Larson served as senior vice president of Anadarko Petroleum Corporation (“Anadarko”). From December 2003 to September 2005, Mr. Larson served as Senior Vice President, Finance and Chief Financial Officer of Anadarko. From 2002 to 2003, Mr. Larson served as Senior Vice President, Finance of Anadarko, where he oversaw treasury, investor relations, internal audits and acquisitions and divestitures. From 1995 to 2002, Mr. Larson served as Vice President and Controller of Anadarko, where he was responsible for accounting, financial reporting, budgeting, forecasting, and tax. Prior to that, he held various tax and financial positions within Anadarko after joining the company in 1981.

Mr. Larson is a current member of the American Institute of Certified Public Accountants, Financial Executives International, and the Tax Executives Institute. Mr. Larson also served on the Board of Directors of EV Management, LLC, the general partner of EV Energy GP, L.P., which is the former general partner of EV Energy Partners, L.P., a Houston-based publicly traded limited partnership engaged in acquiring, producing, and developing oil and gas properties, from September 2006 until June 2018. He received his Bachelor of Business Administration from the University of Iowa.

Mr. Larson has over 30 years of experience in the oil and natural gas business and has served as Chief Financial Officer of a large independent oil and natural gas company. We believe that his knowledge of the industry, finance and accounting makes him well-qualified to serve as a director.

Michael G. MacDougall is a senior partner of TPG Global, LLC (“TPG”), the Managing Partner of TPG Pace Energy and the co-Managing Partner of TPG Energy Solutions. Prior to joining TPG in 2002, Mr. MacDougall was a vice president in the Principal Investment Area of the Merchant Banking Division of Goldman, Sachs & Co., where he focused on private equity and mezzanine investments. He is a member of the board of directors of Jonah Energy Holdings LLC, Rockall Energy Holdings, LLC, and the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.). He is also a member of the board of directors of the Baylor College of Medicine Board of Trustees and The University of Texas Development Board. Mr. MacDougall received his Bachelor of Business Administration, with highest honors, from The University of Texas at Austin and received his Master of Business Administration, with distinction, from Harvard Business School. Over the last five (5) years, Mr. MacDougall previously served on the board of directors of the following publicly traded companies: Copano Energy, L.L.C. and Graphic Packaging Holding Company.

Mr. MacDougall is well-qualified to serve as a director because of his significant directorship experience, his experience in the global energy and natural resources sector, and his transactional experience with a number of different companies at TPG.

Dan F. Smith is a retired Chief Executive Officer of Lyondell Chemical Company (“Lyondell”) and its wholly owned subsidiaries Millennium Chemicals Inc. and Equistar Chemicals, LP., a position he held from December 1996 until his retirement in December 2007. From June 2007 to December 2007, Mr. Smith was also Chairman of Lyondell. Mr. Smith began his career as an engineer with Atlantic Richfield Company in 1968. He was elected President of Lyondell in August 1994 and Chief Executive Officer in December 1996.

Mr. Smith is a director of Orion Engineered Carbons, S.A., Kraton Corp., the general partner of Valerus Compression Services, L.P. (doing business as Axip Energy Services, L.P.) and Nexeo Solutions, Inc. During the past five (5) years, Mr. Smith served on the board of directors of Northern Tier Energy GP LLC and Cooper Industries plc. He also serves as a member of the College of Engineering Advisory Council at Lamar University. Mr. Smith is a graduate of Lamar University with a Bachelor of Science in chemical engineering.

Mr. Smith is well-qualified to serve as a director because of his significant directorship experience and broad experience in energy and energy-related sectors.

John B. Walker has served as the Chief Executive Officer of EnerVest, Ltd since 1992. EnerVest has more than $7.0 billion in assets with an interest in more than 40,000 wells across 14 states. During his time on Wall Street, Mr. Walker was selected by Institutional Investor as an “All-American” energy analyst for six (6) years in a row. In November 2007, Mr. Walker received the oil and gas industry’s highest honor, the Chief Roughneck Award. Mr. Walker served the Independent Petroleum Association of America (“IPAA”) as Chairman from 2003 to 2005. Mr. Walker previously served as Chairman of the Board of Stewards of Chapelwood United Methodist Church and Chairman of the Board of Directors of the Sam Houston Area Council of the Boy Scouts of America. During his time with the Boy Scouts of America, Mr. Walker received the Distinguished Eagle Award in May 2007 and the Silver Beaver Award in 2001. Mr. Walker is a member of the National Petroleum Council and All-American Wildcatters. Mr. Walker previously served on the Board of Regents of the Texas Tech University System from January 2012 to January 2015 and was re-appointed to a six (6) year term in January 2017. In November 2015, Mr. Walker was named as a National Finalist for the EY Entrepreneur of the Year and, prior to that, he was named Distinguished Alumni at Texas Tech University in 2004. Mr. Walker served on the board of PetroLogistics LP from 2012 until 2014. Mr. Walker also held multiple roles at EV Management, LLC, the general partner of EV Energy GP, L.P., which is the former general partner of EV Energy Partners, L.P., including Executive Chairman from 2012 to June 2018, Chief Executive Officer from 2006 to 2012 and director from 2002 to June 2018. Mr. Walker holds a Bachelor of Business Administration, with honors, from Texas Tech University and a Master of Business Administration, with distinction, from New York University.

Mr. Walker is well-qualified to serve as a director because of his broad range of experience in the energy industry and with EnerVest.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a plurality of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. Stockholders may not cumulate their votes with respect to the election of directors. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Broker non-votes also have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” EACH OF THE EIGHT (8) DIRECTOR NOMINEES TO THE BOARD.

EXECUTIVE OFFICERS

The following sets forth, as of April 23, 2019, the ages, positions and selected biographical information for our executive officers who are not directors. For similar information regarding Mr. Chazen, our Chairman, President and Chief Executive Officer, see “Proposal 1: Election of Directors – Information about Director Nominees.”

Name of Executive Officer	Age	Position
Christopher G. Stavros	55	Executive Vice President and Chief Financial Officer
Timothy D. Yang	47	Executive Vice President, General Counsel and Corporate Secretary
Steve F. Millican	43	Senior Vice President, Operations

Christopher G. Stavros serves as Executive Vice President and Chief Financial Officer, a position he has held since the closing of our Business Combination. Mr. Stavros has more than 25 years of experience in energy and financial industries. He most recently served as Senior Vice President and Chief Financial Officer of Occidental. Mr. Stavros joined Occidental in 2005 and was named Chief Financial Officer in 2014 having previously served as Vice President, Investor Relations and Treasurer. Mr. Stavros retired from Occidental in May 2017. Prior to joining Occidental in 2005, Mr. Stavros was a Senior Analyst at UBS with coverage of the Oil and Gas sector. Mr. Stavros received his Bachelor of Science in Business Administration from Boston University and received his Master of Business Administration from the University of Rochester.

Timothy D. Yang joined Magnolia Oil & Gas Corporation as Executive Vice President, General Counsel and Corporate Secretary in September 2018. Prior to joining Magnolia, Mr. Yang served as General Counsel and Corporate Secretary of Newfield Exploration Company from July 2015 through September 2018. Prior to Newfield, Mr. Yang served as Senior Vice President, Land & Legal, General Counsel, Chief Compliance Officer and Secretary of Sabine Oil & Gas Corporation from December 2014 to July 2015 and as Senior Vice President, General Counsel, Chief Compliance Officer and Secretary from February 2013 to December 2014. His legal experience also covers both public and private companies within the energy and investment industries including Invesco Ltd./AIM Investments, Pogo Producing Company, and Eagle Rock Energy Partners, L.P. Mr. Yang holds a Bachelor of Arts in Biology from Trinity University, obtained his Juris Doctor from the University of Houston Law Center and is a member of the Texas and Kansas state bar associations.

Steve F. Millican serves as Senior Vice President, Operations for Magnolia Oil & Gas. Prior to joining Magnolia in November 2018, Mr. Millican was Senior Vice President & General Manager of the South Texas Region for EnerVest Operating Company. Before his promotion to this position in July 2016, Mr. Millican served EnerVest as Vice President & General Manager of the Barnett Shale/Austin Chalk Asset Team and held reservoir engineering positions in both the Austin Chalk and Acquisition & Divestitures areas. He joined EnerVest in 2008. Before joining EnerVest, Mr. Millican worked for Marathon Oil Company, which he joined in 1998. He held engineering roles of increasing responsibility with Marathon focused on U.S. onshore assets as well as offshore assets located in the Gulf of Mexico and West Africa. Mr. Millican attended the University of Alberta and graduated with a degree in Petroleum Engineering. He is an active member of various oil and gas associations.

CORPORATE GOVERNANCE

Role of the Board of Directors

The role of the Board is to provide oversight of management’s policies and strategies, with a commitment to enhancing stockholder value over the long-term. The non-employee directors meet regularly without members of management present in executive session, which may include regular executive sessions of independent directors only. The Lead Independent Director presides at executive sessions of the independent directors.

Members of the Board are expected to make every effort to attend the meetings of the Board and the committees upon which they serve. During the 2018 fiscal year, the Board held three (3) meetings. All of our directors attended 75% or more of the aggregate of all meetings of the Board and of committees on which they served during the periods that they served during the 2018 fiscal year. Our Corporate Governance Guidelines provide that all directors are encouraged to attend our annual stockholder meetings. Five (5) individuals who were members of our Board at the time attended the special meeting of stockholders in connection with our Business Combination, which was held on July 17, 2018 in lieu of a 2018 annual stockholders meeting.

Board Leadership Structure

The Board does not have a fixed policy regarding the separation of the offices of Chairman of the Board and Chief Executive Officer and believes that a Chairman who understands Magnolia’s day-to-day business and the important issues to be addressed by the Board is currently in the best interests of the Company and its stockholders. Mr. Chazen has held the roles of Chairman of the Board and Chief Executive Officer since May 2017.

When the position of Chairman is not held by an independent director, a Lead Independent Director may be designated by the Board. Effective July 31, 2018, the Board designated Ambassador Djerejian to serve as Lead Independent Director until the Annual Meeting. Provided he is reelected, Ambassador Djerejian is expected to continue in the role as Lead Independent Director. The Board believes that utilizing a Lead Independent Director ensures an appropriate level of independent oversight and serves as a liaison between the Chairman of the Board and the independent directors.

The Board periodically reviews the leadership structure to determine whether it continues to best serve the Company and its stockholders.

Independence of Directors

Under the listing rules of the New York Stock Exchange (“NYSE”), the Company is required to have a majority of independent directors serving on the Board. In making independence determinations, the Board observes all applicable requirements, including the corporate governance listing standards established by NYSE, and carefully considers all relevant facts and circumstances. To be considered independent, the Board must determine under applicable NYSE listing standards that a director does not have any direct or indirect “material” relationship with the Company. The Board has also adopted standards for determining whether a director is independent, which examine a variety of potential relationships between the director or the director’s immediate family members and the Company, its auditors and certain other entities. These standards are located in the Company’s Corporate Governance Guidelines, which are available in the Investors—Corporate Governance section of our website at www.magnoliaoilgas.com.

The Board has determined that Mmes. Acosta and Busch, Ambassador Djerejian, and Messrs. Larson and Smith are independent within the meaning of Section 303A.02 of the NYSE Listing Manual. Mr. Larson is EnerVest’s nominee pursuant to the terms of the Stockholder Agreement. Certain of our directors have from time to time been directors or executive officers at companies on whose board of directors other of our directors have served. There are no family relationships between any of the nominees for director or between any nominee and any executive officer of Magnolia.

Board Role in Risk Oversight

In its risk oversight role, the Board has the responsibility to oversee the risk management process to ensure its adequacy and that it is implemented properly by management. The Board meets regularly with senior management, including the executive officers, to discuss strategy and risks facing the Company. Senior management attends the quarterly meetings of the Board, as well as certain committee meetings, in order to address any questions or concerns raised by directors on risk management and any other matters.

The committees of the Board also assist the Board in fulfilling its oversight responsibilities in certain areas of risk. The Audit Committee of the Board (the “Audit Committee”) assists in fulfilling the oversight responsibilities with respect to management of major risk exposures, including in the areas of financial reporting and internal controls, and has general oversight over cybersecurity risks. Risk assessment reports are regularly provided by management to the Audit Committee. The Compensation Committee of the Board (the “Compensation Committee”) assists in fulfilling oversight responsibilities with respect to the management of risks arising from our compensation policies and programs. The Governance Committee assists in fulfilling oversight responsibilities with respect to the management of risks associated with the Board’s organization, membership and structure and corporate governance. All of the committees report back to the full Board as to the committees’ activities and matters discussed and reviewed at the committees’ meetings.

Code of Business Conduct and Ethics and Corporate Governance Guidelines

We have adopted a Code of Business Conduct and Ethics applicable to the directors, officers and employees of the Company and its subsidiaries. We have also adopted Corporate Governance Guidelines that address, among other things, director    qualifications, responsibilities and compensation, director access to officers, employees and advisors, and determinations regarding director independence. Copies of the Code of Business Conduct and Ethics and our Corporate Governance Guidelines are available in the Investors—Corporate Governance section of our website at www.magnoliaoilgas.com. We intend to disclose any amendments to, or waivers from, our Code of Business Conduct and Ethics that apply to senior executives by posting such information, if any, on the Company’s website.

Committees of the Board of Directors

Our Bylaws authorize the Board to appoint such committees as it deems advisable, with each committee having the authority to perform the duties as determined by the Board. Each of the three (3) standing committees reports to the Board and is comprised entirely of independent directors. The composition, duties and responsibilities of these committees are set forth below.

Audit Committee. The principal functions of the Audit Committee are detailed in the Audit Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include overseeing:

•	Audits and the integrity of the Company’s financial statements;

•	The Company’s processes relating to risk management and the conduct and systems of internal control over financial reporting and disclosure controls and procedures;

•	The qualifications, engagement, compensation, independence and performance of the Company’s independent auditor; and

•	The performance of the Company’s internal audit function.

Under the NYSE listing standards and applicable SEC rules, the Company is required to have at least three (3) members on the Audit Committee, all of whom must be independent. Currently, the Audit Committee consists of Messrs. Larson and Smith and Ms. Busch, with Mr. Larson serving as the chair. The Company believes that Messrs. Larson and Smith and Ms. Busch qualify as independent directors according to the rules and regulations of the SEC with respect to audit committee membership. The Company also believes that each of Messrs. Larson and Smith qualifies as an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. The Audit Committee held five (5) meetings during the 2018 fiscal year.

Compensation Committee. The principal functions of the Compensation Committee are detailed in the Compensation Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include:

•	Determining and approving the compensation of executive officers; and

•	Reviewing and approving incentive compensation and equity compensation policies and programs.

Subject to applicable laws and rules, the Compensation Committee may delegate its responsibilities to a subcommittee solely comprised of one (1) or more members of the Compensation Committee or, with respect to the administration of the Company’s incentive compensation and equity-based compensation plans, to management.

Under the NYSE listing standards, the Company is required to have a Compensation Committee, all members of which must be independent. Currently, the Compensation Committee consists of Ms. Acosta, Ambassador Djerejian and Mr. Smith, with Mr. Smith serving as the chair, all of whom the Company believes qualify as independent directors according to the rules and regulations of the NYSE with respect to compensation committee membership. The Compensation Committee held three (3) meetings during the 2018 fiscal year.

Compensation Committee Interlocks and Insider Participation. No member of the Compensation Committee is or has been an officer of Magnolia, was an employee of Magnolia during the last fiscal year or as of the date of this proxy statement or is serving or has served as a member of the compensation committee of another entity that has an executive officer serving on Magnolia’s Compensation Committee. Ms. Busch is an executive officer of Ecolab, Inc., and Mr. Chazen served as a member of the board of directors of Ecolab, Inc. during 2018 and as a member of its compensation committee for a portion of that year; however, he was not involved in any decisions regarding Ms. Busch’s compensation. No other executive officer of Magnolia served as a director of another entity that had an executive officer serving as a Magnolia director.

Nominating and Corporate Governance Committee. The principal functions of the Governance Committee are detailed in the Governance Committee charter, which is available on the Company’s website at www.magnoliaoilgas.com, and include:

•

Identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for nomination for election at the Annual Meeting of Stockholders or to fill vacancies on the Board;

•	Overseeing the Company’s Corporate Governance Guidelines and overall corporate governance practices and principles; and

•	Overseeing the annual self-evaluation of the Board, its committees, individual directors and management, and periodically reporting to the Board on succession planning matters.

Currently, the Governance Committee consists of Mmes. Acosta and Busch, Ambassador Djerejian and Mr. Larson, with Ms. Acosta serving as the chair. The Governance Committee held two (2) meetings during the 2018 fiscal year.

Process for the Selection of New Directors

In fulfilling its responsibility to oversee the selection of directors, the Governance Committee will consider persons identified by our stockholders, management, and others. The Governance Committee considers recommendations for Board candidates submitted by stockholders using substantially the same criteria it applies to recommendations from the Governance Committee, directors and members of management. Stockholders may submit recommendations by providing the person’s name and appropriate background and biographical information in writing to the Governance Committee at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.

Each year, subject to the terms of the Stockholder Agreement, the Board proposes a slate of director nominees to stockholders for election at the Annual Meeting of Stockholders. Directors are elected for a one (1) year term.

Qualifications of Directors

The Governance Committee is responsible for reviewing with the Board, on an annual basis, the appropriate criteria that directors are required to fulfill (including experience, qualifications, attributes, skills and other characteristics) in the context of the current make-up of the Board and the needs of the Board given the circumstances of the Company. In identifying and screening director candidates, the Governance Committee considers whether the candidates fulfill the criteria for directors approved by the Board, including integrity, objectivity, independence, sound judgment, leadership and courage. In addition, the Committee believes that, in general, directors should be actively engaged in business, have an understanding of financial statements, corporate budgeting and capital structure, be familiar with the requirements of a publicly traded company, be familiar with industries relevant to our business, be willing to devote significant time to the oversight duties of the board of directors of a public company, and be able to promote a diversity of views based on the person’s education, experience and professional employment (for example, in relation to finance and accounting, international operations, strategy, risk management, technical expertise, policy-making, etc.).

Stockholder Communications with the Board

All stockholders who wish to contact the Board may send written correspondence to Magnolia Oil & Gas Corporation, Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, Attention: Corporate Secretary or Chairman of the Board. Communications may be addressed to an individual director, to the non-employee or independent directors as a group or to the Board as a whole.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to the Company regarding ownership of shares of voting securities of the Company, which consists of Class A Common Stock and Class B Common Stock, as of April 8, 2019, by:

•	Each person who is known by the Company to own beneficially more than five percent (5%) of the outstanding shares of any class of the Company’s voting securities;

•	Each of the Company’s current named executive officers and directors; and

•	All current executive officers and directors of the Company, as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over the security or has the right to acquire the security within 60 days, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial Ownership Table

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting Common Stock beneficially owned by them. Unless otherwise indicated, the address of each person named in the table below is Nine Greenway Plaza, Suite 1300, Houston, Texas 77046. The beneficial ownership of voting securities of the Company is based on 155,837,168 shares of Class A Common Stock and 91,789,814 shares of Class B Common Stock, in each case, issued and outstanding as of April 8, 2019.

Name of Beneficial Owner	Class A Common Stock		Class B Common Stock		Combined Voting Power
	Number	Percentage	Number	Percentage	Number	Percentage
Five Percent (5%) or Greater Stockholders
EnerVest, Ltd. (1)	34,888,068	22.4%	91,789,814	100%	126,677,882	51.2%
TPG Pace Energy Sponsor Successor, LLC (2)	13,262,642	8.2%	—	—	13,262,642	5.2%
FMR LLC (3)	21,798,614	14.0%	—	—	21,798,614	8.8%
Davis Selected Advisors, L.P. (4)	12,419,690	8.0%	—	—	12,419,690	5.0%
Janus Henderson Group plc (5)	9,220,711	5.9%	—	—	9,220,711	3.7%
Davis New York Venture Fund (6)	8,202,753	5.3%	—	—	8,202,753	3.3%
The Vanguard Group, Inc. (7)	8,202,342	5.3%	—	—	8,202,342	3.3%
Directors and Executive Officers (8)
Stephen I. Chazen (9)	8,487,235	5.4%	—	—	8,487,235	3.4%
Arcilia C. Acosta	57,950	*	—	—	57,950	*
Angela M. Busch	0	*	—	—	0	*
Edward P. Djerejian	40,000	*	—	—	40,000	*
James R. Larson	400	*	—	—	400	*
Michael G. MacDougall (10)	3,771,729	2.4%	—	—	3,771,729	1.5%
Dan F. Smith	40,000	*	—	—	40,000	*
John B. Walker (11)	35,048,068	22.5%	91,789,814	100%	126,837,882	51.2%
Christopher G. Stavros (12)	13,000	*	—	—	13,000	*
Timothy D. Yang	20,000	*	—	—	20,000	*
Steve F. Millican	0	*	—	—	0	*
All directors and executive officers, as a group (13) (11 individuals)	12,590,314	7.9%	—	—	12,590,314	5.0%

*	Less than one percent (1%).
(1)

EnerVest, Ltd. (“EnerVest”) may be deemed to have beneficial ownership of 34,888,068 shares of Class A Common Stock and 91,789,814 shares of Class B Common Stock. Such shares are held by EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-C, L.P. and EnerVest Energy Institutional Fund XIV-C-AIV, L.P. EnerVest has shared voting and dispositive power over these shares. EnerVest does not have sole voting or dispositive power over any shares. This information is based on EnerVest’s most recent Statement on Schedule 13D/A filed on April 5, 2019. The business address of EnerVest is 1001 Fannin Street, Suite 800, Houston, Texas 77002.

(2)

TPG Pace Energy Sponsor Successor, LLC (“Sponsor Successor”) directly holds 8,179,222 shares of Class A Common Stock and 5,083,420 warrants to purchase 5,083,420 shares of Class A Common Stock exercisable within 60 days of the date hereof. TPG Group Holdings (SBS) Advisors, Inc. (“Group Advisors”) is the sole member of TPG Group Holdings (SBS) Advisors, LLC, which is the general partner of TPG Group Holdings (SBS), L.P., which is the sole shareholder of TPG Holdings III-A, Inc., which is the general partner of TPG Holdings III-A, L.P., which is the general partner of TPG Holdings III, L.P., which is the sole member of TPG Pace Governance, LLC, which is the managing member of Sponsor Successor. This information is based on Group Advisors’ most recent Statement on Schedule 13G filed jointly on February 13, 2019, as well as certain information provided to the Company in connection with the Company’s obligations under its Registration Rights Agreement. Group Advisors has shared voting and dispositive power over the shares of Class A Common Stock that it beneficially owns. The address for Sponsor Successor and Group Advisors is 301 Commerce Street, Suite 3300, Fort Worth, Texas 76102.

(3)

FMR LLC (“FMR”), in its capacity as a parent holding company or control person for various subsidiaries and affiliates and other companies (including FMR Co. Inc., which beneficially owns more than five percent (5%) of our outstanding Class A Common Stock), may be deemed to beneficially own the indicated shares of Class A Common Stock. FMR has sole voting power over 2,642,614 shares of Class A Common Stock, and sole dispositive power over 21,798,614 shares of Class A Common Stock. FMR does not have shared voting or shared dispositive power over any of the shares. FMR’s address is 245 Summer Street, Boston, MA 02210. This information is based on FMR’s most recent Statement on Schedule 13G filed jointly on February 13, 2019, with Abigail P. Johnson, who, together with other members of the Johnson family, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR.

(4)

Davis Selected Advisors, L.P. (“Davis”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock. Davis has sole voting and dispositive power over 12,419,690 shares of Class A Common Stock, and no shared voting or dispositive power over any shares of Class A Common Stock. Davis’s address is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756. This information is based on Davis’s most recent Statement on Schedule 13G filed on February 13, 2019.

(5)

Janus Henderson Group plc (“Janus Henderson”), in its capacity as a parent holding company or control person for various subsidiaries that are investment advisers furnishing investment advice to various managed portfolios (including Janus Capital Management (“Janus Capital”), which may be deemed to beneficially own more than five percent (5%) of our outstanding Class A Common Stock), may be deemed to beneficially own the indicated shares of Class A Common Stock. Janus Henderson has shared voting and dispositive power over 9,220,711 shares of Class A Common Stock and does not have sole voting or dispositive power over any shares of Class A Common Stock. However, Janus Capital does not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the managed portfolios and disclaims any ownership associated with such rights. Janus Henderson’s address is 201 Bishopsgate EC2M 3AE, United Kingdom. This information is based on Janus Henderson’s most recent Statement on Schedule 13G filed on February 12, 2019.

(6)

Davis New York Venture Fund (“Davis NY”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock. Davis NY has shared voting and dispositive power over 8,202,753 shares of Class A Common Stock and does not have sole voting or dispositive power over any shares of Class A Common Stock. Davis NY’s address is 2949 East Elvira Road, Suite 101, Tucson, Arizona 85756. This information is based on Davis NY’s most recent Statement on Schedule 13G filed on February 13, 2019.

(7)

The Vanguard Group, Inc. (“Vanguard”), in its capacity as an investment adviser, may be deemed to beneficially own the indicated shares of Class A Common Stock, along with certain of its wholly owned subsidiaries that serve as investment managers. Vanguard has sole voting power over 17,211 shares of Class A Common Stock, shared voting power over zero shares of Class A Common Stock, sole dispositive power over 8,185,131 shares of Class A Common Stock and shared dispositive power over 17,211 shares of Class A Common Stock. Vanguard’s address is 100 Vanguard Blvd., Malvern, PA 19355. This information is based on Vanguard’s most recent Statement on Schedule 13G filed on February 11, 2019.

(8)

Does not include any shares of Class A Common Stock that are subject to outstanding restricted stock units (“RSUs”) or performance share units (“PSUs”) previously granted to our directors or executive officers because the directors and executive officers do not have the right to acquire any such shares within 60 days of April 8, 2019. Information regarding the outstanding RSU and PSU awards held by each director and executive officer may be found in the tables and accompanying footnotes in the sections entitled “—Director Compensation Table” and “—Grants of Plan-Based Awards for the 2018 Fiscal Year.”

(9)	Mr. Chazen’s beneficial ownership includes warrants to purchase 2,651,952 shares of Class A Common Stock exercisable within 60 days of the date hereof.
(10)

Mr. MacDougall holds these shares of Class A Common Stock indirectly. His beneficial ownership includes warrants to purchase 1,408,290 shares of Class A Common Stock exercisable within 60 days of the date hereof.

(11)

Mr. Walker’s beneficial ownership is derived from his pecuniary interest in (a) with respect to Class A Common Stock, EnerVest Energy Institutional Fund XIV-C, L.P. (other than the 160,000 shares of Class A Common Stock held directly by Mr. Walker), and (b) with respect to Class B Common Stock, EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., and EnerVest Energy Institutional Fund XIV-C-AIV, L.P. Mr. Walker disclaims beneficial ownership of the shares of Class A Common Stock and Class B Common Stock held by these entities, except to the extent of his pecuniary interest therein.

(12)	Mr. Stavros’s beneficial ownership includes warrants to purchase 2,000 shares of Class A Common Stock exercisable within 60 days of the date hereof.
(13)

Does not include 34,888,068 shares of Class A Common Stock and 91,789,814 shares of Class B Common Stock owned by EnerVest Energy Institutional Fund XIV-C, L.P., EnerVest Energy Institutional Fund XIV-A, L.P., EnerVest Energy Institutional Fund XIV-WIC, L.P., EnerVest Energy Institutional Fund XIV-2A, L.P., EnerVest Energy Institutional Fund XIV-3A, L.P., and EnerVest Energy Institutional Fund XIV-C-AIV, L.P., as applicable. Mr. Walker has disclaimed beneficial ownership of such shares except to the extent of his pecuniary interest therein.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers, directors and persons who beneficially own more than 10% of our Common Stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2018, there were no delinquent filers, except that the reports on Form 4 by EnerVest and Mr. Walker disclosing the satisfaction of the conditions related to the first tranche of the Earnout Shares (as defined below) were not timely filed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Business Combination Agreements

In connection with the Business Combination, on March 20, 2018, Magnolia entered into the following agreements with certain funds affiliated with EnerVest:

•

a Contribution and Merger Agreement, pursuant to which Magnolia acquired all of EnerVest’s collective rights, title and interest in certain oil and natural gas assets located primarily in the Karnes County portion of the Eagle Ford Shale in South Texas for consideration in the amounts of: (i) 83,939,434 shares of Class B Common Stock and an equivalent number of units in Magnolia LLC (“Magnolia LLC Units”), which, together, are exchangeable on a one-for-one basis for shares of Class A Common Stock; (ii) 31,790,924 shares of Class A Common Stock; and (iii) approximately $911.5 million in cash;

•

a Purchase and Sale Agreement, pursuant to which Magnolia acquired all of EnerVest’s collective rights, title and interest in certain oil and natural gas assets located in the Giddings Field of the Austin Chalk for approximately $282.7 million in cash; and

•

a Membership Interest Purchase Agreement, pursuant to which Magnolia acquired all of EnerVest’s 35% membership interest in Ironwood Eagle Ford Midstream, LLC, a Texas limited liability company, which owns an Eagle Ford gathering system, for $25.0 million in cash.

On July 31, 2018, Magnolia and EnerVest announced the closing of the Business Combination for the aggregate consideration outlined above. On March 29, 2019, Magnolia and EnerVest consummated the final settlement pursuant to the Contribution and Merger Agreement and as otherwise agreed to by the parties, with EnerVest paying $8.7 million in cash and forfeiting an aggregate of 2,052,476 shares of Class A and Class B Common Stock to Magnolia, and Magnolia paying approximately $4.5 million in cash to EnerVest.

Class F Waiver Agreement

In connection with the Business Combination, on March 20, 2018, Magnolia entered into a waiver agreement (the “Class F Waiver Agreement”) with the Sponsor and the other holders of Magnolia’s Class F Common Stock, pursuant to which the Sponsor and such other holders agreed to waive their rights to receive additional shares of Class A Common Stock upon conversion of the shares of Class F Common Stock in connection with the Business Combination, pursuant to certain adjustments provided for in Magnolia’s Charter. Before entering into the Class F Waiver Agreement, holders of Magnolia’s Class F Common Stock were entitled to cause such adjustment in order to collectively maintain ownership of 20% of the issued and outstanding shares of Class A Common Stock. Such holders included current Magnolia directors Ms. Acosta, Ambassador Djerejian and Mr. Smith, and former director Mr. Chad Leat.

Earnout Consideration

In connection with its entry into the Business Combination, Magnolia agreed to issue up to 13,000,000 additional shares (either as Class A Common Stock, Class B Common Stock or a combination of each) (collectively, the “Earnout Shares”) of its stock as earnout consideration to certain funds affiliated with EnerVest, subject to certain terms and conditions. Magnolia completed all issuances of the Earnout Shares as of October 5, 2018.

Further, in connection with its entry into the Business Combination, Magnolia agreed to pay certain funds affiliated with EnerVest up to an aggregate of $47.0 million in cash as earnout consideration (the “Cash Earnout”) based on the achievement of certain net revenue thresholds. On September 28, 2018, Magnolia paid $26.0 million in order to settle the Cash Earnout obligation.

PIPE Investment

Concurrently with closing of the Business Combination, Magnolia issued and sold 35,500,000 shares of Class A Common Stock for $10 per share for aggregate consideration of approximately $355.0 million in a private placement (the “PIPE Investment”) pursuant to Subscription Agreements (the “Subscription Agreements”), each dated as of March 20, 2018, with certain qualified institutional buyers and accredited investors, including TPG Holdings III, L.P., an affiliate of Sponsor (“TPG Holdings”) in an amount of 1,000,000 shares, and Mr. Chazen, Magnolia’s Chairman, President and Chief Executive

Officer in an amount of 1,500,000 shares. TPG Holdings assigned a portion of its rights to purchase shares of Class A Common Stock in the PIPE Investment to each of: (i) Eduardo Tamraz, Magnolia’s former Executive Vice President of Corporate Development and Secretary, in the amount of 15,000 shares; (ii) Mr. MacDougall, a director of Magnolia, in the amount of 97,500 shares; (iii) David Bonderman, a former director of Magnolia, in the amount of 368,000 shares; (iv) Martin Davidson, Magnolia’s former Chief Financial Officer, in the amount of 5,000 shares; and (v) James Coulter, who is affiliated with Sponsor, in the amount of 100,000 shares. TPG Holdings and its assignees and Mr. Chazen purchased the above indicated share amounts in connection with the Business Combination closing and the proceeds from the PIPE Investments were used to fund a portion of the cash consideration required to effect the Business Combination.

Amended and Restated Limited Liability Company Agreement of Magnolia LLC

At the closing of the Business Combination, on July 31, 2018, Magnolia LLC and certain funds affiliated with EnerVest party thereto (the “EnerVest Members”) entered into Magnolia LLC’s amended and restated limited liability company agreement (the “Magnolia LLC Agreement”), which sets forth, among other things, the rights and obligations of the holders of Magnolia LLC Units. Pursuant to the Magnolia LLC Agreement, the EnerVest Members have a redemption right, which entitles them to cause Magnolia LLC to redeem, from time to time, all or a portion of their Magnolia LLC Units (and a corresponding number of shares of Class B Common Stock) for, at Magnolia LLC’s option, either (i) newly-issued shares of Class A Common Stock on a one-for-one basis (subject to customary adjustments, including for stock splits, stock dividends and reclassifications) or (ii) a cash payment equal to the product of (A) the number of shares of Class A Common Stock that would have been received in the redemption if the cash payment election had not been made and (B) the average of the volume-weighted closing price of a share of Class A Common Stock for the 10 trading days prior to the date the EnerVest Members deliver a notice of redemption for each Magnolia LLC Unit redeemed. Under the Magnolia LLC Agreement, Magnolia became the sole managing member of Magnolia LLC. Following the closing of the Business Combination, Magnolia operates its business through Magnolia LLC and its subsidiaries. The operations of Magnolia LLC, and the rights and obligations of the holders of the Magnolia LLC Units, are set forth in the Magnolia LLC Agreement.

Stockholder Agreement

In connection with the closing of the Business Combination, Magnolia entered into a Stockholder Agreement (the “Stockholder Agreement”), with Sponsor and certain funds affiliated with EnerVest. Under the Stockholder Agreement, EnerVest is entitled to nominate two (2) directors, one (1) of whom shall be independent under the rules of the NYSE, the Exchange Act and the Sarbanes-Oxley Act of 2002, for appointment to the Board so long as they collectively own at least 15% of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis) and one (1) director so long as they own at least two percent (2%) of the outstanding shares of Class A Common Stock and Class B Common Stock (on a fully diluted basis, including equity securities exercisable into Common Stock, and on a combined basis). Sponsor is entitled to nominate two (2) directors for appointment to the Board so long as it owns at least 60% of the voting Common Stock that it owned at the time of the closing of the Business Combination (including any shares of Common Stock issuable upon the exercise of any warrants issued to the Sponsor in the private placement simultaneously with the closing of our IPO (“Private Placement Warrants”) held by Sponsor), and one (1) director so long as it owns at least 25% of the voting Common Stock that it owned at the time of the closing of the Business Combination (including any shares of Common Stock issuable upon the exercise of any Private Placement Warrants held by Sponsor). EnerVest and Sponsor are each entitled to appoint one (1) director to each committee of the Board (subject to applicable law and stock exchange rules). Each of Sponsor and EnerVest have agreed to vote all of their shares of voting Common Stock in favor of the directors nominated by the other party in accordance with the Stockholder Agreement and any other nominees nominated by the Governance Committee. Pursuant to the Stockholder Agreement, EnerVest nominated Messrs. Larson and Walker, and Sponsor ultimately only used one (1) of its two (2) director nominee rights and nominated Mr. MacDougall. Messrs. Larson, Walker and MacDougall all currently sit on our Board. For so long as EnerVest or Sponsor, as applicable, has the right to nominate two (2) directors to the Board, EnerVest or Sponsor, as applicable, will be subject to a customary “standstill.” The Stockholder Agreement also includes customary restrictions on the transfer of shares to certain persons acquiring beneficial ownership in excess of certain stated thresholds. The Stockholder Agreement will terminate as to each stockholder upon the time at which such stockholder or any of its affiliates no longer has the right to designate an individual for nomination to the Board under the agreement and will automatically terminate in its entirety on December 31, 2022.

Non-Compete Agreement

On the Closing of the Business Combination, Magnolia and EnerVest entered into a Non-Competition Agreement (the “Non-Compete”) restricting EnerVest and certain of its affiliates from competing with Magnolia in the Eagle Ford Shale (the “Restricted Area”) following the closing of the Business Combination until the later of July 31, 2022 and the date the Services Agreement (as defined below) is terminated. An affiliate of EnerVest will have the right to receive up to 4,000,000 shares of Class A Common Stock based on the achievement of certain stock price thresholds. The Non-Compete also provides for (i) certain co-investment rights for EV Ltd. and certain of its affiliates with respect to future acquisitions by Magnolia in the Restricted Area, (ii) a right of first offer in favor of Magnolia on certain sales by EnerVest and its affiliates in the Restricted Area, (iii) a tag-along right for EnerVest and its affiliates on certain sales by Magnolia in the Restricted Area and (iv) the ability of Magnolia to drag-along EnerVest and its affiliates on certain sales by Magnolia in the Restricted Area.

Services Agreement

At the closing of the Business Combination, the Company and EnerVest Operating L.L.C., an affiliate of EnerVest (“EVOC”), entered into a Services Agreement (the “Services Agreement”), pursuant to which EVOC, under the direction of Magnolia’s management, provides Magnolia services, including administrative, back office and day-to-day field level services reasonably necessary to operate the business of Magnolia and its assets, subject to certain exceptions.

As consideration for the services provided under the Services Agreement, Magnolia will pay EVOC a fixed annual services fee of approximately $23.6 million, subject to certain adjustments. In addition, Magnolia pays industry standard per well overhead payments to EVOC, the initial annual amount of which is estimated to be approximately $10.2 million and reimburses EVOC for certain costs incurred by EVOC in performing the services estimated to be approximately $6.5 million annually. Magnolia has incurred $16.8 million under the Services Agreement from the period following the closing of the Business Combination through December 31, 2018.

The term of the Services Agreement is five (5) years, but the Services Agreement is subject to termination by either party after two (2) years. The parties also have certain early termination rights, including rights of Magnolia to terminate the Services Agreement in the event of a change of control of EVOC or if certain key persons cease to devote a substantial amount of their time to the performance of the services. In addition, Magnolia may terminate the agreement after July 31, 2019 if the Board, by unanimous vote (excluding any member of the Board that is an affiliate of EVOC or is appointed by or employed by EVOC or any of its affiliates), makes a good-faith determination that EVOC has failed to satisfactorily perform the services, in which case Magnolia is required to pay EVOC a lump-sum termination fee of $17.5 million. Following any termination of the Services Agreement, EVOC will provide transition services for a period of nine (9) months, which may be reduced in certain instances, during which period the services fee and other payments described above will continue to be payable.

Registration Rights Agreement

In connection with the closing of the Business Combination, Magnolia entered into a registration rights agreement (the “Registration Rights Agreement”) with certain funds affiliated with EnerVest, the Sponsor, and Magnolia’s four (4) independent directors prior to the Business Combination (i.e., Ms. Acosta, Ambassador Djerejian, and Messrs. Leat and Smith) (collectively, the “Holders”). Pursuant to the terms of the Registration Rights Agreement, the Holders are entitled to certain registration rights with respect to all or any portion of the shares of Class A Common Stock they held as of the closing of the Business Combination and that they may acquire thereafter including upon conversion, exchange or redemption of any security therefor. In addition, the Holders agreed not to sell, transfer or otherwise dispose of any of Magnolia’s securities for a period of six (6) months from the closing of the Business Combination and, for as long as the Registration Rights Agreement remains in effect, if such sale, transfer or distribution would constitute or result in a “change of control” under any of Magnolia’s debt facilities in place at the time of the closing of the Business Combination.

Share Distribution and Related Amendment to Registration Rights Agreement

On December 21, 2018, Sponsor distributed shares of Common Stock and warrants to a newly formed sponsor entity, TPG Pace Energy Sponsor Successor, LLC (“Sponsor Successor”) and its other members (the “Specified Members”), including Messrs. Chazen and MacDougall (the “Distribution”).

In connection with the Distribution, Magnolia entered into a waiver agreement, as of December 21, 2018, by and among Magnolia, Sponsor and funds affiliated with EnerVest, pursuant to which Magnolia and EnerVest waived the transfer restrictions under the Registration Rights Agreement applicable to Sponsor in order to permit the Distribution contingent upon entry into a lock-up agreement with Sponsor Successor and the Specified Members, dated as of December 21, 2018, pursuant to which the Sponsor Successor and the Specified Members agreed to be bound by the same transfer restrictions applicable to shares of Common Stock they received in the Distribution as previously applied to Sponsor under the

Registration Rights Agreement and the Letter Agreement, dated as of May 4, 2017, among Magnolia, its officers and directors and Sponsor. Pursuant to the waiver agreement, certain Specified Members affiliated with TPG Holdings also agreed to be bound by the transfer restrictions applicable to shares they received in the Distribution under the Stockholder Agreement. In connection with the Distribution and related waiver agreement, Magnolia later entered into the First Amendment to the Registration Rights Agreement, with Sponsor Successor and the Specified Members, on February 25, 2019, pursuant to which Sponsor Successor became a party to the Registration Rights Agreement with the same rights and obligations that Sponsor had under the Registration Rights Agreement prior to the Distribution, and certain Specified Members agreed to and were provided with certain rights and obligations that were a subset of the rights Sponsor had under the Registration Rights Agreement prior to the Distribution.

Related Person Transaction Policy

Magnolia has a written policy relating to the approval of related person transactions. A “related person transaction” is a transaction or arrangement or series of transactions or arrangements in which Magnolia participates (whether or not Magnolia is a party) and a related person has a direct or indirect material interest in such transaction. Magnolia’s Board is responsible for reviewing, approving or ratifying all relationships and related person transactions between the Company and (i) its directors, director nominees or executive officers, (ii) any five percent (5%) record or beneficial owner of its Common Stock or (iii) any immediate family member of any person specified in (i) and (ii). The Board is responsible for reviewing all related person transactions and, where the Board determines that such transactions are in the Company’s best interests, approving such transactions in advance of such transaction being given effect.

As set forth in the related person transaction policy, in the course of its review and approval or ratification of a related person transaction, the Board shall, in its judgment, consider in light of the relevant facts and circumstances and the various factors enumerated in the policy, whether the transaction is, or is not, in the best interests of Magnolia.

Any member of the Board who is a related person with respect to a transaction under review will not be permitted to participate in the discussions or approval or ratification of the transaction. Magnolia’s policy also includes certain exceptions for transactions that need not be reported and provides the Board with the discretion to pre-approve certain transactions.

DIRECTOR COMPENSATION

Only our non-employee directors are compensated for serving as directors. Currently, Mr. Chazen, our Chairman, President and Chief Executive Officer, is the only member of our Board who is also an employee. All compensation Mr. Chazen received from us in 2018 is included in the 2018 Summary Compensation Table.

Non-Employee Director Compensation Program

The Compensation Committee recommends to the Board for approval general principles for determining the form and amount of non-employee director compensation and, subject to such principles, evaluates annually the status of non-employee director compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.), and reports findings and recommendations to the Board for approval.

On July 31, 2018, the closing date of the Business Combination, the Compensation Committee approved and adopted the following non-employee director compensation structure:

Cash Fees

Annual Cash Retainer	$50,000
Supplemental Retainer for Audit Committee Chair	$15,000
Supplemental Retainer for Compensation Committee Chair	$10,000
Supplemental Retainer for Audit Committee Members (other than the Audit Committee Chair)	$5,000
Supplemental Retainer for Lead Independent Director	$10,000

All annual and supplemental retainers are paid in cash in arrears in substantially equal quarterly installments and are pro-rated for any partial calendar quarter in which a non-employee director serves on the Board or in a role to which a supplemental retainer applies, as applicable.

Reimbursement of Expenses

Each non-employee director is reimbursed for travel and miscellaneous expenses to attend meetings and activities of the Board or its committees, subject to such substantiation requirements as the Company may require.

Equity Awards

Each non-employee director receives an annual equity award in the form of restricted stock units (“RSUs”) with a grant date value equal to approximately $110,000. Each non-employee director also receives an initial equity award in the form of RSUs with a grant date value equal to approximately $110,000 upon such non-employee director’s appointment to the Board. All RSU awards vest in full on the first anniversary of the date of grant or of the vesting commencement date (if applicable), subject to the applicable non-employee director’s continued service on the Board and the other terms and conditions of our Long-Term Incentive Plan and the applicable award agreement. If, in connection with or following a change of control, a non-employee director ceases to serve as a Board member or other service provider, the RSUs will also vest. Non-employee directors have the option to defer settlement of RSUs until the earlier of (i) the date on which such non-employee director ceases to serve on the Board or (ii) the consummation of a change of control of the Company. The non-employee directors are eligible to receive cash dividend equivalents with respect to RSUs that have not previously been forfeited or settled, which are paid at the time the RSU to which the dividend equivalent relates is settled, although we do not currently pay dividends.

In 2018, each non-employee director received an award of 11,000 RSUs, with a vesting commencement date of August 1, 2018. In determining the number of RSUs to grant in 2018, we divided the annual equity retainer of $110,000 by a $10 notional stock price, which was the offering price per share of our Class A Common Stock in our IPO. Mmes. Acosta and Busch and Mr. MacDougall each elected to defer settlement of these awards as described above.

Stock Ownership Guidelines

Within five (5) years of appointment to the Board, each non-employee director is required to hold shares of the Company with a fair market value equal to five (5) times the non-employee director’s annual retainer amount.

Director Compensation Table

The following table contains information about our non-employee directors’ compensation for the 2018 fiscal year:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
Arcilia C. Acosta	$20,875	$160,380	$181,255
Angela M. Busch	$22,963	$160,380	$183,343
Edward P. Djerejian	$25,050	$160,380	$185,430
James R. Larson	$27,138	$160,380	$187,518
Michael G. MacDougall	$20,875	$160,380	$181,255
Dan F. Smith	$27,138	$160,380	$187,518
John B. Walker	$20,875	$160,380	$181,255

(1)

Reflects pro-rated annual and supplemental retainers for the period from July 31, 2018 until December 31, 2018. None of our directors received any cash compensation for services rendered to us prior to July 31, 2018.

(2)

Reflects the aggregate grant date fair value of the 2018 RSU awards granted to our non-employee directors, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”), determined without regard to forfeitures. The grant date fair value of each 2018 RSU award was based on a per share price of $14.58, which is the closing price of our Class A Common Stock on the October 8, 2018 grant date of the awards. See also Note 11—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018, for a discussion of the assumptions used in determining the FASB ASC Topic 718 grant date fair value of these awards. As of December 31, 2018, each non-employee director listed in the table above held 11,000 unvested RSUs. All unvested RSUs are scheduled to vest on August 1, 2019, subject to the non-employee director’s continued service through such date.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

This Compensation Discussion and Analysis focuses on the compensation of the named executive officers of the post-Business Combination company (the “Named Executive Officers”) for the 2018 fiscal year, namely:

•	Stephen I. Chazen, our President and Chief Executive Officer since February 2017 and Chairman of the Board since May 2017,

•	Christopher G. Stavros, our Executive Vice President and Chief Financial Officer since the closing of the Business Combination in July 2018,

•	Timothy D. Yang, our Executive Vice President, General Counsel and Corporate Secretary since September 2018, and

•	Steve F. Millican, our Senior Vice President, Operations since November 2018.

Pre-Business Combination Compensation

None of the individuals serving as our executive officers or directors prior to the consummation of the Business Combination received any cash compensation for services rendered to us on or before July 31, 2018. Our executive officers and directors were reimbursed for any reasonable out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. Mr. Stavros provided consulting services to us as an independent contractor prior to the Business Combination and was paid $20,000 per month, for the period from April 1, 2018 through July 31, 2018, for those services, and we reimbursed Mr. Stavros for out-of-pocket expenses he incurred on our behalf during that same period.

Impact of Business Combination on Executive Compensation

Following the Business Combination, our primary focus was to recruit a highly-qualified executive team that could develop and execute a go-forward strategy for the Company. Accordingly, we designed and administered our 2018 compensation program with an emphasis on attracting new executives in a challenging market for talent with more established competitors, which included providing the following compensation arrangements:

Compensation Element	2018 Design Features Focused on Attracting New Executives

Base Salary	• We established market competitive base salaries

Annual Cash Bonus Awards

•  Given the lack of historical financial performance, we used a discretionary bonus design in which the Board assessed performance on a subjective basis

•  We guaranteed minimum bonus payouts in certain circumstances to aid in recruiting new executives

Long-Term Equity-Based Awards

•  Initial equity-based awards were incrementally larger than the executive’s anticipated ongoing annual equity-based awards

•  Performance share unit (“PSU”) awards provide for pro-rata vesting in the event an executive is terminated by the Company without cause or by the executive for good reason following the one-year anniversary of the grant date

2019 Go-Forward Compensation

As part of our evolution to a more established public company, we adopted compensation programs that generally align with compensation best practices and market practice and support our ongoing business strategy. Key changes for 2019 include the following:

•	A more formulaic annual bonus program for 2019 based on operating margin (weighted 40%), free cash flow percentage (weighted 40%), and Board discretion (weighted 20%), and

•

Granting annual long-term equity-based awards for 2019 that are 50% in the form of time-vested restricted stock units (“RSUs”) and 50% in the form of PSUs that will vest after three years based on our total stockholder return (“TSR”) performance relative to industry peers.

Additional details regarding changes to our 2019 compensation programs can be found below under “—2019 Compensation Decisions.”

CEO Compensation

Mr. Chazen has invested a portion of his personal net worth in shares of our Class A Common Stock, both prior to and in connection with the completion of the Business Combination. These investments are not compensation since the shares were purchased at market prices using Mr. Chazen’s personal resources and, consequently, are not reflected in the Summary Compensation Table or other executive compensation tables.

We have also agreed with Mr. Chazen that, at this time, his base salary will be set well below the market median and he will not participate in our annual cash incentive and long-term equity-based compensation programs and, due to his substantial holdings in our Class A Common Stock, the Compensation Committee believes that he is appropriately aligned with stockholder interests and motivated to drive successful performance outcomes for our Company.

Compensation Philosophy and Objectives

We have designed our compensation programs around the following objectives to reward performance that supports our long-term strategy and achievement of our short-term goals:

Compensation Objective	How We Accomplish this Objective
Be Competitive	• Maintain market-competitive compensation programs in line with the compensation of similarly situated positions at peer companies.

Pay for Performance

•  Provide a clear and direct relationship between executive pay and Company and individual performance, both on a short- and long-term basis.

•  The majority of our executives’ compensation is in the form of variable, at-risk compensation.

•  Our 2019 annual bonus program is tied to specific Company financial objectives.

•  50% of our long-term equity-based awards are subject to performance-based vesting conditions.

Align with Stockholders’ Interests

•  Provide a significant portion of compensation in the form of long-term equity-based awards.

•  Our 2019 PSU awards cap payouts at target level in the event that the Company’s absolute TSR is negative.

Key Components of our Compensation Policy

Total 2018 direct compensation received by our Named Executive Officers is comprised of the elements included in the chart below. Indirect compensation (such as retirement and health and welfare benefits) are discussed under “—2018 Compensation Decisions —Other Compensation —Other Benefits” below.

Compensation Element	Purpose	Description and Valuation
Base Salary	Provide market competitive level of fixed compensation for the fundamental duties required of the position to attract and retain talent	Compensates executive officers for their level of responsibility, skills, capabilities, experience and leadership

Annual Cash Bonus Awards * Mr. Chazen does not participate in our annual short-term incentive program and did not receive an annual bonus for 2018	Motivate and reward performance achievement against annual Company and individual goals (although no specific performance metrics were established for the 2018 annual bonuses)

For 2018, based on a subjective evaluation by the Compensation Committee of Company and individual performance (for 2019, we have adopted a more formulaic bonus program)

Each Named Executive Officer’s bonus is capped at 150% of his target award value (for certain new hires, bonuses were guaranteed at the 150% level to aid in recruitment, but this practice is not anticipated to continue for 2019 and subsequent years)

Long-Term Equity-Based Awards • Time-based Restricted Stock Units (“RSUs”) • Performance Share Units (“PSUs”) * Mr. Chazen did not receive any long-term equity-based awards during 2018	Reward creation of long-term stockholder value and achievements consistent with our long-term business strategies Align Named Executive Officer compensation with changes in stockholder value

Builds a consistent ownership stake in Magnolia that aligns the interests of executive officers and stockholders

•  2018 RSUs (50% of award) have a three (3) year continued service requirement for full vesting that provides a retention incentive

•  2018 PSUs (50% of award) motivate improvement in stockholder value to further align executive and stockholder interests, with the number of shares ultimately received dependent upon our stock price performance during the applicable period

2018 Compensation Decisions

Base Salary

Base salary provides our Named Executive Officers with a base level of financial security and supports the Compensation Committee’s objectives of attracting and retaining top talent. The Compensation Committee reviews the base salary of each Named Executive Officer annually.

The 2018 base salary for each of the Named Executive Officers (other than Mr. Chazen) was determined in recognition of the responsibilities of their positions, their expected contributions to the success of the Company, internal pay equity and their relative position to the market. In determining the 2018 base salaries, the Compensation Committee reviewed base salary data for the Compensation Peer Group (described below under “—Setting Executive Compensation—Compensation Peer Group”) provided by its independent compensation consultant, Frederic W. Cook & Co., Inc. (“FW Cook”), and considered the level of base salary necessary to recruit the most qualified executive officer candidates. Mr. Chazen’s 2018 base salary was as agreed-to with the Company. Please see “—Overview—CEO Compensation” for additional information.

The 2018 base salary rates for the Named Executive Officers are as follows:

Named Executive Officer	2018 Base Salary
Stephen I. Chazen	$250,000
Christopher G. Stavros	$500,000
Timothy D. Yang	$435,000
Steve F. Millican	$290,000

Annual Incentive Program

In connection with the closing of the Business Combination, the Compensation Committee, upon the recommendation of the Board, approved an annual short-term incentive program (the “2018 Bonus Program”) to award discretionary annual bonuses for the 2018 calendar year to employees, including the Named Executive Officers, in an amount up to 150% of each individual’s annual incentive plan target. For 2018, the annual incentive plan target established for each of the Named Executive Officers (other than Mr. Chazen, who did not participate in the 2018 Bonus Program) is as follows:

Named Executive Officer	Bonus Target (% of Base Salary)	Bonus Target (Dollar Amount)
Stephen I. Chazen	n/a	n/a
Christopher G. Stavros	80%	$400,000
Timothy D. Yang	80%	$348,000
Steve F. Millican	70%	$203,000

As part of its recruiting strategy, the Compensation Committee determined that the majority of our 2018 new hires, including the Named Executive Officers, would be eligible for a full year bonus with no pro-ration to reflect the partial year of service.

No specific performance metrics or targets were established under the 2018 Bonus Program, and bonuses paid under the 2018 Bonus Program were based on a subjective evaluation of the Company’s performance achievements and other factors as determined by the Board or the Compensation Committee in its discretion. Specifically, in February 2019, the Compensation Committee determined that each eligible Named Executive Officer would receive a 2018 annual cash bonus award equal to 150% of their respective annual incentive plan targets, which, for Mr. Yang, was guaranteed for 2018 as part of his offer package for recruitment purposes. The Compensation Committee believes that paying 2018 cash bonuses to the Named Executive Officers at the maximum level was appropriate in recognition of the execution of the Business Combination, our successful transition from a special purpose acquisition company to a public company with an approximately $3.0 billion market capitalization, and the Company’s performance, which exceeded most of our objectives during 2018.

Bonus amounts at 100% of the bonus target for each Named Executive Officer were paid in cash on March 15, 2019. In addition, to encourage retention and further align the interests of the Named Executive Officers with our stockholders, the Compensation Committee elected to pay the remaining one-third (1/3) of 2018 annual bonuses for the Named Executive Officers (i.e., the portion in excess of 100% of the bonus target) in the form of RSU awards, which vest in full on the one (1) year anniversary of the bonus payment date on March 15, 2020, subject to the officer’s continued employment. Specifically, we paid the following annual cash bonus awards to the Named Executive Officers for 2018:

Named Executive Officer	Cash Payment	Number (and Dollar Value) of RSUs (1)	Total Value of 2018 Bonus Award
Stephen I. Chazen	n/a	n/a	n/a
Christopher G. Stavros	$400,000	16,653 ($200,000)	$600,000
Timothy D. Yang	$348,000	14,488 ($174,000)	$522,000
Steve F. Millican	$203,000	8,451 ($101,500)	$304,500

(1)

The RSU awards were approved by the Compensation Committee on February 25, 2019. The number of RSUs awarded to each Named Executive Officer was determined by (i) multiplying the Named Executive Officer’s annual incentive plan target by 150%, (ii) dividing that result by three (3), and (iii) then dividing that result by the twenty-day average closing price of our Class A Common Stock up to and including February 22, 2019, which was $12.01.

In connection with the commencement of his employment with us, Mr. Yang also received a $500,000 sign on bonus during 2018 to compensate him for forfeited compensation from his prior employer. If Mr. Yang terminates his employment voluntarily or is terminated by us for cause prior to the one (1) year anniversary of his hire date, he is required to repay the sign on bonus on an after-tax basis, pro-rated by the number of months fewer than 12 he was employed by us.

Long-Term Equity-Based Compensation

On July 17, 2018, the stockholders of the Company approved the Magnolia Oil & Gas Long-Term Incentive Plan (the “Long-Term Incentive Plan”), effective upon the closing of the Business Combination. In 2018, we authorized initial long-term equity-based awards under the Long-Term Incentive Plan to each of our Named Executive Officers (other than Mr. Chazen) in connection with their appointments to their respective roles. The target value of these awards was equal to approximately 150% of the executive’s established long-term incentive (“LTI”) target in order to aid in the recruitment of new executives and ensure alignment with stockholders.

The awards granted to our Named Executive Officers in 2018, as set forth in the following table, were comprised 50% of restricted stock units (“RSUs”) subject solely to time-based vesting conditions and 50% of performance share units (“PSUs”) subject to both time-based vesting conditions and the Company’s achievement of certain pre-established stock price hurdles (except as described below for Mr. Millican).

Named Executive Officer	Annual LTI Target (% of Base Salary)	Annual LTI Amount (Dollar Value)	Initial LTI Target Amount	Initial Long-Term Equity Based Awards (1)
				RSUs	PSUs (at target)	Total Award
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a	n/a
Christopher G. Stavros	300%	$1,500,000	$2,250,000	112,500	112,500	225,000
Timothy D. Yang	300%	$1,305,000	$2,000,000	100,000	100,000	200,000
Steve F. Millican (2)	250%	$725,000	$1,100,000	137,500	—	137,500

(1)

The total number of RSUs and PSUs (at target level) awarded to each Named Executive Officer was determined by dividing the officer’s “Initial LTI Target Amount” by a $10 notional stock price, which was the offering price per share of our Class A Common Stock in our IPO. The awards to Messrs. Stavros and Yang were authorized in connection with their respective appointments but were made contingent upon and immediately following the effectiveness of the Company’s Form S-8 registration statement covering our Long-Term Incentive Plan on October 8, 2018.

(2)

Mr. Millican did not receive any PSUs because the Maximum Level (defined below) of performance for those awards was achieved prior to his November 1, 2018 hire date. Instead, Mr. Millican received two (2) RSU awards—an award of 55,000 RSUs and an award of 82,500 RSUs. The award of 82,500 RSUs represents 150% of the target number of PSUs that he would have received if his PSUs had been granted on October 8, 2018. However, at the time his awards were granted, the PSU targets had already been attained and, therefore, no performance vesting applies to Mr. Millican’s award. The award of 82,500 RSUs vests in full upon the third anniversary of the vesting commencement date, consistent with the time-based vesting terms that apply to the PSU awards, as described below.

The Compensation Committee believes that the RSU awards support sustaining and increasing stockholder value. Subject to the executive’s continued service with us, the 2018 RSUs (other than the RSUs granted to Mr. Yang and the 82,500 RSU award to Mr. Millican) will vest in three (3) substantially equal annual installments commencing on the first anniversary of the applicable vesting commencement date, which is August 1, 2018 for Mr. Stavros and November 1, 2018 for Mr. Millican. For Mr. Yang’s 2018 RSUs, one-third (1/3) of the award vests on the first anniversary of the September 20, 2018 vesting commencement date, and subsequently one-thirty-sixth (1/36) of the award vests on each monthly anniversary thereafter. If the vesting conditions are satisfied, then settlement in the form of our Class A Common Stock will occur within 60 days following the vesting date.

The Compensation Committee believes that the PSU awards provide additional alignment between the interests of management and stockholders and motive management to increase Company performance. Subject to the recipient’s continuous employment or service until the third anniversary of the applicable vesting commencement date (except as described below for Mr. Yang), the 2018 PSUs are earned upon achievement of the performance criteria specified in the chart below for the three (3) year performance period commencing August 1, 2018 and ending July 31, 2021, with the final number of shares earned ranging between 0% and 150% of the target level. If the performance and time-based vesting conditions are satisfied, then settlement in the form of our Class A Common Stock will occur within 60 days following the vesting date. Due to the Company’s consistently strong stock price performance during the third quarter and the beginning of the fourth quarter of 2018, the performance criteria have been satisfied at Maximum Level, also as reflected in the chart below.

Performance Criteria	Percentage of Target PSUs that Become Earned PSUs	Performance Results
For 10 days within any period of 20 consecutive trading days the closing price is equal to or greater than $12.00 (“Threshold Level”)	50%	Achieved August 14, 2018

For 15 days within any period of 20 consecutive trading days the closing price is equal to or greater than $13.00 (“Target Level”)	100%	Achieved September 6, 2018

For 20 consecutive trading days the closing price is equal to or greater than $14.00 (“Maximum Level”)	150%	Achieved October 10, 2018

*

For achievement of performance criteria between the Threshold Level and the Target Level or between the Target Level and the Maximum Level, the percentage of PSUs that vest will be determined using linear interpolation.

With respect to the time-based vesting conditions applicable to Mr. Yang’s 2018 PSU award, one-third (1/3) of such PSUs vest on the first anniversary of the vesting commencement date at the lesser of target or actual performance. Thereafter, one-thirty-sixth (1/36) of the PSUs vest per month at the lesser of target or actual performance through the third anniversary of the vesting commencement date. On the third anniversary of the vesting commencement date, if applicable, a true up will be provided for achievement above the target level. The Compensation Committee believes monthly vesting following the first anniversary provides protection upon termination or resignation since Magnolia does not have a formal severance program, while the continued vesting and true up opportunity create an incentive to remain employed by us through the third anniversary.

Other Compensation

Severance and Change of Control Benefits

We have not entered into any employment agreements or severance or change of control arrangements with our Named Executive Officers. The only potential payments or benefits to our Named Executive Officers in connection with a termination of employment or change of control (other than pursuant to non-discriminatory benefit plans generally available to all of our salaried employees) are provided under the award agreements governing outstanding RSU and PSU awards. Please see “Potential Payments Upon Termination or a Change of Control” for more information.

Post-termination payments or benefits such as accelerated equity award vesting allow management to focus their attention and energy on making the best objective business decisions that are in the interest of the Company without allowing personal considerations to cloud the decision-making process.

Other Benefits

We maintain a 401(k) plan where participating employees, including our Named Executive Officers, may receive from the Company a five percent (5%) matching contribution and a three percent (3%) non-elective contribution each year, subject to applicable compensation limitations.

The Named Executive Officers are eligible to receive health and wellness benefits, including medical, dental, life and disability insurance, on the same basis as our other salaried employees.

We do not currently provide any perquisites and other personal benefits to our Named Executive Officers. The Compensation Committee may, in the future, authorize limited perquisites to our Named Executive Officers if it determines such benefits are necessary to further our objective of attracting and retaining key executive talent or to assist our executive officers in dedicating the appropriate amount of time and attention to business matters.

2019 Compensation Decisions

The Compensation Committee has adopted certain changes to its compensation program design for 2019. FW Cook provided the Compensation Committee with (i) an overview of developing incentive plan design trends within the oil and gas industry, (ii) a summary of peer group practices for incentive plan design for both annual and long-term incentives, and (iii) a comparison of various methods for measuring relative total stockholder return (“TSR”). The Compensation Committee also requested FW Cook to benchmark compensation levels for the Named Executive Officers.

2019 Annual Incentive Program

For 2019, the Compensation Committee has established a more formal annual short-term incentive program for the Named Executive Officers (the “2019 Bonus Program”) under the Long-Term Incentive Plan, with stated performance targets with respect to selected performance measures. Specifically for the 2019 Bonus Program, the Compensation Committee has selected minimum and maximum performance targets with respect to:

Metric	Weighting	Description
Operating Margin	40%	Earnings before interest and taxes (excluding the effects of any one-time transaction costs) as a percentage of our total revenue

Free Cash Flow Percentage	40%	Earnings before interest, taxes, depreciation, amortization and exploration expense, adjusted for certain unusual or non-recurring items (“Adjusted EBITDAX”) (as reconciled to our public releases), minus drilling and completion capital (excluding leasehold and acquisition capital) as a percentage of Adjusted EBITDAX

Board Discretion	20%	Determined in the discretion of the Compensation Committee, considering key factors such as organic reserves replacement, organic finding and development costs, general and administrative expense management and acquisition execution

Based on discussions with FW Cook, the Compensation Committee selected performance measures that would focus our Named Executive Officers on capital efficiency and return to align with stockholder interests and peer company practices.

Payouts under the 2019 Bonus Program may range from 0% (for below minimum performance) up to 150% of the target award (if performance exceeds the maximum performance level) and may be adjusted (up or down) by the Compensation Committee based on its determination of individual performance. At this time, the 2019 bonus target percentages for the Named Executive Officers remain the same as their respective 2018 bonus target percentages.

2019 Long-Term Equity-Based Incentive Awards

For 2019, we continue to utilize two (2) types of long-term equity-based incentive awards for the Named Executive Officers’ annual grants. Awards were granted to the Named Executive Officers on February 25, 2019 with (i) approximately one-half (1/2) of the total award value in the form of time-vested RSUs, and (ii) approximately one-half (1/2) of the total award value in the form of PSUs with a relative TSR metric. The 2019 annual LTI target total award values for the Named Executive Officers remain the same as for their respective 2018 awards.

The time-vested RSUs vest in substantially equal one-third (1/3) installments commencing on the first anniversary of the vesting commencement date, which is March 1, 2019.

The PSUs measure TSR relative to a peer group of companies over a three (3) year performance period commencing January 1, 2019 and ending December 31, 2021. Each PSU, to the extent earned, represents a contingent right to receive a share of Class A Common Stock, and the officer may earn between 0% and 150% of the target number of PSUs awarded. The applicable peer group is comprised of 26 oil and gas exploration and production (“E&P”) companies in the S&P Oil & Gas Exploration & Production Select Industry Index with a market capitalization between $1.0 billion and $10.0 billion. Payout of the PSU awards is determined in accordance with the following schedule:

Level	Relative TSR Performance (Percentile Rank v. Peers)	Earned PSUs (% of Target)
< Threshold	< 30th percentile	0%
Threshold	30th percentile	50%
Target	50th percentile	100%
Maximum	80th percentile	150%

If the Company’s absolute TSR at the end of the performance period is negative, then the ultimate payout of the PSUs will be capped at target level, regardless of the Company’s actual percentile ranking for the performance period. In addition to the TSR conditions, vesting of the PSUs is subject to the officer’s continued employment through the date of settlement of the PSUs (which will occur within 60 days following the conclusion of the performance period); provided, that, if the officer’s employment is terminated without cause or for good reason following the conclusion of the performance period but prior to the date of settlement, the PSUs will not be forfeited and will be settled.

Setting Executive Compensation

Under its charter, the Compensation Committee administers and determines the parameters of our executive officer compensation program, including appropriate target levels and performance measures and the allocation between short-term and long-term compensation and cash and equity-based awards, in order to establish an overall compensation program it believes is appropriate for each Named Executive Officer. The Compensation Committee has primary authority for determining and approving incentive and equity-based compensation and our other executive compensation policies and practices to ensure adherence to our compensation philosophies and objectives. In making decisions, the Compensation Committee considers, among other factors:

•	Individual and Company performance relating to each Named Executive Officer’s position at the Company;

•	Alignment of Named Executive Officer compensation with short-term and long-term Company performance;

•

Competitiveness of compensation with Compensation Peer Group (as defined below) companies, internal pay equity among individuals with similar expertise levels and experience and the unique skill sets of the individual;

•	Market demand for individuals with the Named Executive Officer’s specific expertise and experience;

•	Data and analysis provided by the Compensation Committee’s independent compensation consultant;

•	General industry compensation data; and

•	The Named Executive Officer’s background, experience and circumstances, including prior related work experience and training.

The Compensation Committee generally seeks to provide total compensation to our Named Executive Officers (other than Mr. Chazen) that is competitive with the total compensation provided to similarly situated officers at companies within our Compensation Peer Group. However, the Compensation Committee retains discretion to allow for individual adjustments based on factors and considerations specific to the individual. The Compensation Committee annually evaluates our Chief Executive Officer and is solely responsible for determining his compensation package.

Each year, our Chief Executive Officer evaluates each of the other Named Executive Officers and makes compensation recommendations to the Compensation Committee considering input from FW Cook, performance against Company goals and each Named Executive Officer’s individual performance and contributions to the Company.

Independent Compensation Consultant

Under its charter, the Compensation Committee has the sole discretion to retain or obtain advice from, oversee and terminate any compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of any work of such adviser retained by the Compensation Committee. FW Cook assisted the Company in creating the initial compensation packages for the Named Executive Officers, and the Compensation Committee has engaged FW Cook as its compensation consultant for evaluating officer compensation going forward.

During 2018, FW Cook presented materials to the Compensation Committee regarding current trends on executive pay for public companies in the oil and gas space. FW Cook also compared the components of the Named Executive Officers’ compensation to that of public company peers. FW Cook also assists in the design of incentive and other benefit programs and ongoing support with respect to regulatory and other considerations that affect compensation and benefit programs generally, as requested by the Compensation Committee.

FW Cook reports exclusively to the Compensation Committee. The Compensation Committee reviewed FW Cook’s independence at the time the firm was initially retained in August 2018 and determined that there were no conflicts of interest as a result of this engagement. Specifically, the Compensation Committee determined that FW Cook was an independent adviser based on the following considerations:

•	FW Cook supplies no services to Magnolia or its management other than those as advisor to the Compensation Committee on executive and director compensation matters.

•

The fees and direct expenses for service FW Cook charged to Magnolia year to date were less than one percent (1%) of FW Cook’s total consulting revenue for the 2017 fiscal year during that same period.

•

FW Cook has implemented a Consultant Independence Policy designed to prevent conflicts of interest in serving clients and has confirmed that all its representatives to Magnolia are in compliance with its policies and procedures.

•

Neither FW Cook nor its representatives to Magnolia maintains any business or personal relationship with any member of Magnolia’s Compensation Committee or any of our executive officers that would create any conflict of interest.

•

Neither FW Cook nor any of its representatives to Magnolia owns shares, equity derivatives or other securities in Magnolia, and FW Cook has implemented a policy prohibiting FW Cook employees and members of their immediate family from trading stock of a company for whom they have worked (or submitted a proposal to work) within the past 30 days or with respect to whom they possess inside information.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

Compensation Peer Group

With the assistance of FW Cook, the Compensation Committee has established a Compensation Peer Group comprised of E&P companies that compete with us for executive talent and have comparable activity and scope of operations. This group was developed taking into consideration metrics including revenue, market capitalization, earnings before interest, taxes, depreciation and amortization (“EBITDA”), and enterprise value, and the Compensation Committee selected companies so that Magnolia would rank at or close to the median of the Compensation Peer Group with respect to these key metrics. The composition of the Compensation Peer Group is reviewed periodically.

The 2018 Compensation Peer Group was comprised of the following companies:

Callon Petroleum Company	Jagged Peak Energy Inc.	SM Energy Company
Centennial Resource Development	Laredo Petroleum, Inc.	SRC Energy Inc.
Cimarex Energy Co.	Matador Resources Company	Whiting Petroleum Corporation
Energen Corporation*	Oasis Petroleum, Inc.	WildHorse Resource Development**
Extraction Oil & Gas, Inc.	PDC Energy, Inc.	WPX Energy, Inc.
QEP Resources, Inc.

*	Energen Corporation was acquired by Diamondback Energy, Inc. on November 29, 2018.
**	WildHorse Resource Development was acquired by Chesapeake Energy Corporation on February 1, 2019.

Other Policies and Practices

Anti-Hedging and Pledging Policy

Our Insider Trading Policy prohibits all Company employees and directors from engaging in hedging transactions with respect to our stock, including trading in any derivative security relating to our stock. In addition, our Insider Trading Policy prohibits holding Company securities in a margin account or, without the prior consent of the Board or the Audit Committee, pledging Company securities for a loan or other obligations.

Stock Ownership Guidelines

In December 2018, we adopted stock ownership guidelines that require officers to maintain consistent ownership of Magnolia stock based on a multiple of the executive’s annual base salary as set forth below:

Position	Ownership Requirement
Chief Executive Officer	10x base salary
Executive Vice Presidents	3x base salary
Senior Vice Presidents	2x base salary
Vice Presidents	1x base salary

Executives have up to five (5) years to meet the stock ownership guidelines. An officer who has not yet attained the applicable ownership level is required to retain 50% of any shares received upon the vesting and settlement of long-term equity-based incentive awards (determined after any reduction to pay income tax liabilities relating to the award). If the ownership requirement has not been attained within the five (5) year period, then the officer will be required to retain 100% of any such after-tax shares. The Governance Committee is responsible for administering, amending and interpreting the stock ownership guidelines.

Clawback Policy

Under our Corporate Governance Guidelines, the Board may seek to recover incentive compensation awarded to our executive officers where the payment or award was predicated upon the achievement of financial results that (i) are subsequently the subject of a material negative restatement of our financial statements or (ii) are the product of misconduct or fraudulent activity and, in either case, a lower incentive payment would have been made to the executive officer based upon the restated financial results.

In addition, our Long-Term Incentive Plan provides that all plan awards may be subject to our written clawback policies, including any policy we may adopt to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any such policy may subject awards (and amounts paid or realized with respect to awards) to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including an accounting restatement due to our material noncompliance with financial reporting regulations. The RSU and PSU awards granted to our Named Executive Officers in 2018 also specifically provide that, to the extent required by applicable law or any Board policy, shares of stock issued under those awards are subject to forfeiture, repurchase, recoupment and cancellation.

Compensation Risk Assessment

The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on us. With the assistance of FW Cook, the Compensation Committee reviewed and discussed the design features, characteristics, performance metrics and approval mechanisms of total compensation for all employees, including salaries, our incentive bonus program, and long-term equity-based compensation awards, to determine whether any of our practices or programs could create risks that are reasonably likely to have a material adverse effect on us. Based on this assessment, the Compensation Committee determined that the following specific factors, in particular, reduce the likelihood of excessive risk-taking:

•	There is an appropriate balance between fixed and variable pay, cash and equity, and short and long-term incentives.

•

Our compensation programs are designed to appropriately mitigate risk because (i) employees are in structured programs appropriately aligned with the risk profile and compensation strategy of the Company that have a market-based maximum earning opportunity, (ii) employee wealth creation is determined by sustained multi-year performance, not by a single year, and (iii) our independent directors have discretion in determining payouts.

•

The Company has a strong process for administering its compensation programs, including (i) a Compensation Committee comprised of independent directors and (ii) an independent compensation consultant that provides advice regarding market trends on compensation form, design, and amount.

•	The Company has adopted risk mitigating policies, such as executive stock ownership guidelines, a clawback policy and anti-hedging and anti-pledging policies.

In light of the above, the Compensation Committee believes the various elements of our executive compensation programs sufficiently motivate our executives to act in the interests of Magnolia’s sustained long-term growth and performance.

COMPENSATION COMMITTEE REPORT

The information contained in this Compensation Committee Report and references in this proxy statement to the independence of the Compensation Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with Magnolia’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K included in this proxy statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:

Compensation Committee of the Board of Directors

Dan F. Smith, chair
Arcilia C. Acosta
Edward P. Djerejian

EXECUTIVE COMPENSATION

2018 Summary Compensation Table

The following table sets forth information with respect to the compensation of our Named Executive Officers for the years ended December 31, 2017 (since our inception date on February 14, 2017) and December 31, 2018:

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	All Other Compensation ($) (3)	Total ($)
Stephen I. Chazen (4)	2017	—	—	—	—	—
Chairman, President and Chief Executive Officer	2018	$104,167	—	—	$ 6,667	$110,834
Christopher G. Stavros (5)	2018	$208,333	$600,000	$4,100,625	$87,333	$4,996,291
Executive Vice President and Chief Financial Officer
Timothy D. Yang (6)	2018	$120,462	$1,022,000	$3,645,000	$ 2,750	$4,790,212
Executive Vice President, General Counsel and Corporate Secretary
Steve F. Millican (7)	2018	$48,333	$304,500	$1,731,125	$ 1,450	$2,085,408
Senior Vice President, Operations

(1)

The amounts shown for 2018 reflect bonus payments made in March 2019 to the Named Executive Officers (other than Mr. Chazen) pursuant to our 2018 annual short-term incentive program, which amounts were determined in the discretion of the Compensation Committee based on Company performance and other factors. The Compensation Committee determined that each eligible Named Executive Officer would receive a 2018 annual cash bonus award equal to 150% of his target bonus amount, which, for Mr. Yang, was guaranteed for 2018 as part of his offer package. As previously discussed in “Compensation Discussion and Analysis —2018 Compensation Decisions —Annual Incentive Program,” one-third (1/3) of the total amount of the 2018 annual cash bonus award reported in this column for each eligible Named Executive Officer was paid in the form of RSU awards, and the grant date fair value of such RSU awards is reported in the “Grants of Plan-Based Awards for the 2018 Fiscal Year” table below. For Mr. Yang, this column also includes a sign-on bonus in the amount of $500,000, which is subject to repayment on an after-tax basis, pro-rated by month, if he leaves voluntarily or his employment is terminated for cause prior to the one (1) year anniversary of his hire date.

(2)

The amounts shown for 2018 reflect the full aggregate grant date fair value of stock-based awards granted during 2018, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and do not reflect that actual value that may be recognized by each Named Executive Officer. During 2018, the Named Executive Officers (other than Mr. Chazen) received grants of time-based RSUs, and the grant date fair value of these grants was based on a per share price of: (a) in the case of grants to Messrs. Stavros and Yang, $14.58, which is the closing price of our Class A Common Stock on the October 8, 2018 grant date, and (b) in the case of the grants to Mr. Millican, $12.59, which is the closing price of our Class A Common Stock on the November 7, 2018 grant date. In addition, during 2018, Messrs. Stavros and Yang received grants of performance-based RSUs (referred to as PSUs) subject to both continued service and stock price vesting conditions. For the 2018 PSUs, the grant date fair value per share was $14.58, which was determined based on the probable outcome of achieving the performance target. For assumptions made in the valuation of the awards reported in this column, see also Note 11—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018. For a further description of these awards, see “Compensation Discussion and Analysis—2018 Compensation Decisions—Long-Term Equity-Based Compensation.”

(3)

For 2018, “All Other Compensation” includes: (a) Company-paid 401(k) plan contributions, and (b) for Mr. Stavros, $80,000 in consulting fees received for services performed prior to the consummation of the Business Combination and his commencement of employment with the Company.

(4)

Mr. Chazen has served as our Chief Executive Officer and President since our inception in February 2017 and as Chairman of the Board since May 2017. Prior to the consummation of the Business Combination, Mr. Chazen did not receive any cash compensation for services rendered to us.

(5)

Mr. Stavros became our Executive Vice President and Chief Financial Officer as of the closing of the Business Combination in July 2018. Prior to consummation of the Business Combination, Mr. Stavros performed consulting services for us beginning April 1, 2018.

(6)	Mr. Yang was hired as our Executive Vice President, General Counsel and Corporate Secretary in September 2018.
(7)	Mr. Millican was hired as our Senior Vice President, Operations in November 2018.

Grants of Plan-Based Awards for the 2018 Fiscal Year

The following table sets forth information concerning grants of plan-based awards to each of the Named Executive Officers during the 2018 fiscal year and otherwise with respect to services performed in 2018 (in the case of certain RSUs granted in 2019 in lieu of a portion of the Named Executive Officers’ 2018 annual cash bonus awards). For a further description of these awards, including performance and service vesting conditions, see “Compensation Discussion and Analysis—2018 Compensation Decisions—Annual Incentive Program” and “—Long-Term Equity-Based Compensation.”

Name	Grant Date	Committee Approval Date (if such approval occurred on a date other than the Grant Date) (1)	Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	Grant Date Fair Value of Stock Awards ($) (4)
			Threshold (#)	Target (#)	Maximum (#)
Stephen I. Chazen	n/a	n/a	n/a	n/a	n/a	n/a	n/a
Christopher G. Stavros	10/8/2018	7/31/2018				112,500	$1,640,250
	10/8/2018	7/31/2018	56,250	112,500	168,750		$2,460,375
	2/25/2019	—				16,653	$208,496
Timothy D. Yang	10/8/2018	8/22/2018				100,000	$1,458,000
	10/8/2018	8/22/2018	50,000	100,000	150,000		$2,187,000
	2/25/2019	—				14,488	$181,390
Steve F. Millican	11/7/2018	—				55,000	$692,450
	11/7/2018	—				82,500	$1,038,675
	2/25/2019	—				8,451	$105,807

(1)

Awards granted in 2018 to Messrs. Stavros and Yang were approved by the Compensation Committee to be granted immediately following the effectiveness of the Form S-8 registration statement for our Long-Term Incentive Plan, which was filed with the SEC on October 5, 2018.

(2)

Reflects the potential number of PSUs that may be earned with respect to the PSUs granted to Messrs. Stavros and Yang in 2018 under our Long-Term Incentive Plan, which awards are subject to both continued service and stock price vesting conditions. Messrs. Stavros and Yang may earn from 0% to 150% of the target award if our closing stock price remains at or above certain levels for a specified number of days within any period of 20 consecutive trading days during the performance period commencing August 1, 2018 and ending July 31, 2021, with vesting occurring, subject to continued service (a) in the case of Mr. Stavros, at the end of the performance period and (b) in the case of Mr. Yang, (i) with respect to one-third (1/3) of the PSUs, on the first anniversary of September 20, 2018, and (ii) with respect to one-thirty-sixth (1/36) of the PSUs, on each monthly anniversary thereafter to the third anniversary of September 20, 2018. The “Threshold” level reported in this table is based on the lowest possible earned amount of 50%, although the minimum potential payout is zero. The “Maximum” level reported is based on the highest possible earned amount of 150%. On October 10, 2018, the maximum performance level for the 2018 PSUs was achieved. Messrs. Stavros and Yang are eligible to receive cash dividend equivalents with respect to PSUs that have not previously been forfeited or settled, although we do not currently pay dividends.
(3)

Reflects the number of RSUs granted to the Named Executive Officers (other than Mr. Chazen) for services performed in 2018 under our Long-Term Incentive Plan, which awards are subject to continued service vesting conditions. The RSUs granted in 2018 vest in substantially equal one-third (1/3) installments on the first, second and third anniversaries of the applicable vesting commencement date; provided, that, (a) with respect to Mr. Yang’s 2018 RSUs, one-third (1/3) of the award vests on the first anniversary of the September 20, 2018 vesting commencement date, and subsequently one-thirty-sixth (1/36) of the award vests on each monthly anniversary thereafter, and (b) the 82,500 RSUs granted to Mr. Millican cliff vest on the third anniversary of the vesting commencement date. The RSUs granted in 2019 vest on the one (1) year anniversary of the bonus payment date, which is March 15, 2020, and were granted in respect of services performed in 2018 in lieu of a portion of the Named Executive Officers’ 2018 annual cash bonus awards, as described in “Compensation Discussion and Analysis—2018 Compensation Decisions—Annual Incentive Program” and the “2018 Summary Compensation Table” above. The Named Executive Officers are eligible to receive cash dividend equivalents with respect to RSUs that have not previously been forfeited or settled, although we do not currently pay dividends.

(4)

Reflects the full aggregate grant date fair value of stock-based awards granted during 2018, computed in accordance with FASB ASC Topic 718, determined without regard to forfeitures, and does not reflect the actual value that may be recognized by each Named Executive Officer. For the PSUs, the grant date fair value per share was $14.58, which is determined based on the probable outcome of achieving the performance target. For the RSUs granted in 2018, the grant date fair value was based on a per share price of: (a) in the case of grants to Messrs. Stavros and Yang, $14.58, which is the closing price of our Class A Common Stock on the October 8, 2018 grant date, and (b) in the case of the grants to Mr. Millican, $12.59, which is the closing price of our Class A Common Stock on the November 7, 2018 grant date. For the RSUs granted in 2019, the grant date fair value was based on a per share price of $12.52, which is the closing price of our Class A Common Stock on the February 25, 2019 grant date. For assumptions made in the valuation of the awards, see also Note 11—Stock Based Compensation to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2018.

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table provides information about our Named Executive Officers’ outstanding equity awards at December 31, 2018. See also “Potential Payments Upon Termination or a Change of Control” for additional information regarding the treatment of these awards upon certain terminations of employment or the occurrence of a change of control.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Stephen I. Chazen	n/a	n/a		n/a
Christopher G. Stavros	10/8/2018	112,500	(1)	$1,261,125
	10/8/2018	168,750	(2)	$1,891,688
Timothy D. Yang	10/8/2018	100,000	(3)	$1,121,000
	10/8/2018	150,000	(2)	$1,681,500
Steve F. Millican	11/7/2018	55,000	(4)	$616,550
	11/7/2018	82,500	(4)	$924,825

(1)	Reflects RSUs granted to Mr. Stavros on October 8, 2018, which vest in three (3) equal installments on August 1, 2019, 2020 and 2021, subject to continued service vesting conditions.

(2)

Reflects PSUs that were awarded to Messrs. Stavros and Yang on October 8, 2018. Under the terms of these PSU awards, Messrs. Stavros and Yang could earn from 0% to 150% of the target award if our closing stock price remained at or above certain levels for a specified number of days within any period of 20 consecutive trading days during the performance period commencing August 1, 2018 and ending July 31, 2021, with vesting occurring, subject to continued service (a) in the case of Mr. Stavros, at the end of the performance period and (b) in the case of Mr. Yang, (i) with respect to one-third (1/3) of the PSUs, on the first anniversary of September 20, 2018, and (ii) with respect to one-thirty-sixth (1/36) of the PSUs, on each monthly anniversary thereafter through the third anniversary of September 20, 2018. The relevant performance condition to earn the “Maximum” amount of 150% of the target award was achieved on October 10, 2018. Thus, the PSU awards are being reported in this column with respect to 150% of the target shares because they remain subject to the continued service requirements described above.

(3)	Reflects RSUs granted to Mr. Yang on October 8, 2018, which vest in three (3) equal installments on September 20, 2019, 2020 and 2021, subject to continued service vesting conditions.
(4)

Reflects RSUs granted to Mr. Millican on November 7, 2018, which vest (a) in the case of the award of 55,000 RSUs, in three (3) equal installments on November 1, 2019, 2020 and 2021, and (b) in the case of the award of 82,500 RSUs, in full on November 1, 2021, in each case, subject to continued service vesting conditions.

(5)

Calculated by multiplying the number of RSUs or PSUs, as applicable, reported in the preceding column, by the closing price of our Class A Common Stock on the New York Stock Exchange (“NYSE”) on December 31, 2018, which was $11.21.

Option Exercises and Stock Vested in the 2018 Fiscal Year

No stock awards or other equity-based awards held by our Named Executive Officers vested or were exercised during the 2018 fiscal year.

Pension Benefits

Other than our 401(k) plan, we do not have any plan that provides for payments or other benefits at, following, or in connection with retirement to our Named Executive Officers.

Nonqualified Deferred Compensation

We do not have any plan that provides for the deferral of compensation by Named Executive Officers on a basis that is not tax qualified.

Potential Payments Upon Termination or a Change of Control

We have not entered into any employment agreements or severance or change of control arrangements with our Named Executive Officers. The only potential payments or benefits to our Named Executive Officers in connection with a termination of employment or change of control (other than pursuant to non-discriminatory benefit plans generally available to all our salaried employees) are provided under the award agreements governing outstanding RSU and PSU awards. Please see “Compensation Discussion and Analysis —2018 Compensation Decisions —Long-Term Equity Based Compensation” and “ —Other Compensation —Severance and Change of Control Benefits” for further discussion regarding these awards.

Restricted Stock Unit Awards

Under the RSU award agreements outstanding as of December 31, 2018, in the event a Named Executive Officer’s employment or service is terminated by us without Cause or the Named Executive Officer resigns for Good Reason, in either case, within 12 months following a Change of Control, outstanding RSUs will vest in full and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards upon a Change of Control, the RSUs will vest in full upon the Change of Control and be settled within 60 days. In the case of any other termination of employment by the Company or resignation by the Named Executive Officer prior to the applicable vesting date, all unvested RSU awards are forfeited and cancelled.

Performance Share Unit Awards

Under the PSU award agreements outstanding as of December 31, 2018, upon a Change of Control occurring during the performance period, the PSUs will cease to be subject to the applicable performance goals and a number of PSUs equal to the greater of (i) the target number of PSUs or (ii) the percentage of the PSUs that are deemed to have been earned upon the Change of Control based on actual performance, will remain outstanding and will vest subject to satisfaction of the applicable continued service requirements (the “Converted PSUs”); provided that, if a Named Executive Officer’s employment or service is terminated by the Company without Cause or due to the officer’s resignation for Good Reason within 12 months following a Change of Control, the Converted PSUs will vest in full upon such termination and be settled within 60 days. In the event that the successor company or a parent or subsidiary thereof does not assume the awards, the Converted PSUs will vest in full upon the Change of Control and be settled within 60 days.

In the event of the termination of the Named Executive Officer’s employment or service by the Company other than for Cause following the first anniversary of the grant date of the PSU award, the officer may earn a pro-rata portion of the PSUs, calculated as the product of (i) (a) the number of complete months from the grant date, divided by (b) 36, multiplied by (ii) the percentage of the PSUs that are deemed to have been earned as of the date of such termination, minus, (iii) in the case of Mr. Yang, any PSUs that were settled prior to the date of such termination, with settlement to occur within 60 days following the termination date. Mr. Yang’s PSU award provides for monthly vesting at the target level performance or, if lower, actual performance as of the applicable vesting date, following the first anniversary of the grant date, instead of three (3) year cliff vesting like Mr. Stavros’s award.

For purposes of the RSU and PSU awards, the following terms are generally defined as set forth below:

“Cause” means (i) the officer’s material breach of the award agreement or any other written agreement between the officer and the Company or an affiliate or the officer’s breach of any applicable Company policy or code of conduct; (ii) the officer’s commission of an act of gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iii) the officer’s commission of, or conviction or indictment for, or plea of nolo contendere to, any felony (or state law equivalent) or any crime involving moral turpitude; or (iv) the officer’s willful failure or refusal, other than due to disability, to perform the officer’s obligations pursuant to this award agreement or to follow any lawful directive from the Company, as determined by the Company, which, if curable, remains uncured for 30 days after written notice is provided to the officer of the obligation to cure such actions or omissions.

“Good Reason” means the officer’s resignation within 90 days after any of the following events, unless the officer consents to the applicable event: (i) a material decrease in the officer’s base salary, other than a reduction in annual base salary of less than 10% that is implemented in connection with a contemporaneous reduction in annual base salaries affecting other senior executives of the Company; (ii) a material decrease in (a) the officer’s then-current title or position, or (b) authority or areas of responsibility as are commensurate with the officer’s then-current title or position; (iii) relocation of the officer’s principal work location to a location more than 50 miles from the officer’s then-current principal location of employment; or (iv) a material breach by the Company or an affiliate of the award agreement or any other material agreement. In order to trigger Good Reason, the officer must: (1) provide the Company, within 60 days of the officer’s knowledge of the occurrence of the alleged Good Reason event, written notice specifying the applicable facts and circumstances underlying such alleged Good Reason event; and (2) provide the Company with an opportunity to cure the same within 30 days after the receipt of such notice.

“Change of Control” generally means the occurrence of any of the following events: (i) the consummation of an agreement to acquire or a tender offer for beneficial ownership by any person of 50% or more of either the then outstanding shares of stock or the combined voting power of the then outstanding voting securities of the Company; (ii) as a result of or in connection with a contested election of directors, individuals who constitute the Board cease for any reason to constitute at least a majority of the Board; (iii) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another entity in which we are not the surviving company; or (iv) approval by the stockholders of the Company of a complete liquidation or dissolution. A sale or acquisition of stock by the EnerVest investors does not constitute a Change of Control.

Quantification of Payments

The following table sets forth potential payments or benefits pursuant to the RSU and PSU awards upon certain terminations of employment or a Change of Control for each of the Named Executive Officers (other than Mr. Chazen, who does not hold any outstanding RSUs or PSUs). For all scenarios reflected in the table, the trigger event is assumed to occur on December 31, 2018 and the amounts for unvested RSUs and PSUs outstanding as of that date that are accelerated are calculated by multiplying the number of RSUs or PSUs by $11.21 (the closing price of our Class A Common Stock on the NYSE on December 31, 2018). In the case of PSUs, the amounts are calculated assuming a number of earned shares equal to 150% of the target number of PSUs, which is consistent with the maximum level of performance achieved with respect to such awards as of December 31, 2018. The actual amounts to be paid out in any scenario can only be determined at the time of a Named Executive Officer’s actual separation from the Company or when a Change of Control actually occurs.

Name	Change of Control (successor assumes awards)	Change of Control (successor does not assume awards)	Termination without Cause or for Good Reason within 12 months following a Change of Control	Termination without Cause following First Anniversary of Grant Date (1)
Stephen I. Chazen
RSUs	n/a	n/a	n/a	n/a
PSUs	n/a	n/a	n/a	n/a
Total	$0	$0	$0	$0
Christopher G. Stavros
RSUs	—	$1,261,125	$1,261,125	—
PSUs	—	$1,891,688	$1,891,688	—
Total	$0	$3,152,813	$3,152,813	$0
Timothy D. Yang
RSUs	—	$1,121,000	$1,121,000	—
PSUs	—	$1,681,500	$1,681,500	—
Total	$0	$2,802,500	$2,802,500	$0
Steve F. Millican
RSUs	—	$1,541,375	$1,541,375	—
PSUs	n/a	n/a	n/a	n/a
Total	$0	$1,541,375	$1,541,375	$0

(1)	All outstanding RSU and PSU awards were granted less than one (1) year prior to December 31, 2018; therefore, this scenario is not applicable based on the assumptions stated above.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information relating to our equity compensation plans as of December 31, 2018. Our only equity compensation plan is the Long-Term Incentive Plan, which was approved by our stockholders on July 17, 2018.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (#)(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)(2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in First Column) (#)
Equity compensation plans approved by security holders	1,282,744	n/a	10,517,256
Equity compensation plans not approved by security holders	n/a	n/a	n/a

TOTAL	1,282,744	n/a	10,517,256

(1)

Of the 1,282,744 shares of Class A Common Stock shown in the table above as securities to be issued upon exercise of outstanding options, warrants and rights, 807,431 were subject to time-vested RSUs and 475,313 were subject to PSUs (at 150% of the target number of shares since the relevant performance condition to earn the “maximum” amount of 150% of the target award was achieved on October 10, 2018).

(2)	We have not granted any options under the Long-Term Incentive Plan. RSU and PSU awards outstanding as of December 31, 2018 are not subject to exercise and do not have an exercise price.

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required by Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, our stockholders have the opportunity to cast an advisory vote to approve the compensation of our Named Executive Officers as disclosed in this proxy statement.

Advisory Say-on-Pay Vote

We believe Magnolia’s long-term success depends in large measure on the talents of our officers and other employees. Our compensation system plays a significant role in our ability to attract, retain, and motivate the highest quality individuals. We further believe the compensation provided to our Named Executive Officers for 2018 appropriately links executive compensation to performance, aligning the interests of our executive officers and those of our stockholders. We encourage our stockholders to read the “Compensation Discussion and Analysis,” which describes the details of our executive compensation program and the decisions made by the Compensation Committee in 2018.

We value the feedback provided by our stockholders. We have discussions with many of our stockholders on an ongoing basis regarding various corporate governance topics, including executive compensation, and consider the views of stockholders regarding the design and effectiveness of our executive compensation program.

We ask that you cast your vote to endorse Magnolia’s executive compensation program through the following resolution:

“RESOLVED, that the compensation paid to Magnolia’s Named Executive Officers, as disclosed in the 2019 proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The above “say-on-pay” vote is being provided pursuant to SEC regulations. While this vote does not bind the Company, the Board or the Compensation Committee to any particular action, we value the input of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Broker non-votes also have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

PROPOSAL 3: ADVISORY VOTE ON SAY-ON-PAY FREQUENCY

As described in Proposal 2 above, SEC rules afford stockholders an advisory “say-on-pay” vote to approve Magnolia’s executive compensation program. As further required by Section 14A of the Securities Exchange Act of 1934 and the related rules of the SEC, this Proposal affords stockholders an advisory vote on the frequency of future say-on-pay votes.

Advisory Say-on-Pay Frequency Vote

The advisory vote on the frequency of say-on-pay votes is a non-binding vote as to how often future say-on-pay votes should occur. Section 14A requires Magnolia to hold the advisory vote on the frequency of say-on-pay votes at least once every six (6) years.

The Board recommends that the advisory vote on executive compensation be held on an annual basis. In formulating its recommendation on this Proposal, the Board considered that an advisory vote on executive compensation held annually would best enable stockholders to timely express their views on Magnolia’s executive compensation program and enable the Board and the Compensation Committee to determine current stockholder sentiment.

Stockholders are being asked to vote among the following frequency options (not solely for or against the recommendation of the Board):

•	Choice 1—an annual say-on-pay vote;

•	Choice 2—a say-on-pay vote every two (2) years;

•	Choice 3—a say-on-pay vote every three (3) years; or

•	Choice 4—abstain from voting.

This advisory vote on the frequency of future say-on-pay votes is not binding on the Company, the Board or the Compensation Committee. However, we value the input of the stockholders and will take into account the result of the vote when determining the frequency of future say-on-pay votes.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. Because this Proposal has three (3) possible substantive responses (annual, every two (2) years or every three (3) years), if none of the frequency alternatives receives the majority of the votes cast, then we will consider stockholders to have approved the frequency selected by a plurality of the votes cast. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Broker non-votes also have no effect on the outcome.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” CHOICE 1—AN “ANNUAL” FREQUENCY FOR FUTURE SAY-ON-PAY VOTES.

PROPOSAL 4: RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking the stockholders to ratify the Audit Committee’s selection of KPMG LLP (“KPMG”), which has been our independent audit firm since February 14, 2017, as our independent registered public accounting firm for the 2019 fiscal year. The Audit Committee is directly responsible for appointing the Company’s independent registered public accounting firm. The Audit Committee is not bound by the outcome of this vote. However, if the stockholders do not ratify the selection of KPMG as our independent registered public accounting firm for the 2019 fiscal year, our Audit Committee intends to reconsider the selection of KPMG as our independent registered public accounting firm going forward. A representative of KPMG is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so and will be available to answer appropriate questions from stockholders.

Audit Fees and Services

The following is a summary of fees for professional services provided by our independent registered public accounting firm for the years ended December 31, 2017 (since our inception date) and December 31, 2018:

	For the Period from February 14, 2017 (Inception) to December 31, 2017	For the Period from January 1, 2018 to December 31, 2018
Audit Fees (1)	$185,000	$950,300
Audit-Related Fees (2)	10,000	364,000
Tax Fees (3)	—	—
All Other Fees (4)	—	—

Total	$195,000	$1,314,300

(1)

Audit Fees. Audit fees consist of fees billed for professional services rendered for the audit of our year-end consolidated financial statements and the review of our financial statements included in our quarterly filings on Form 10-Q, as well as services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings.

(2)

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our year-end consolidated financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards.

(3)	Tax Fees. Tax fees consist of fees billed for professional services relating to tax compliance, tax planning and tax advice.
(4)	All Other Fees. All other fees consist of fees billed for all other services including permitted due diligence services related to a potential business combination.

Policy on Board Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditors. In recognition of this responsibility, the Audit Committee shall review and, in its sole discretion, pre-approve all audit and permitted non-audit services to be provided by the independent auditors as provided under the Audit Committee charter. The Audit Committee has established policies and procedures regarding pre-approval of all services provided by the independent registered public accounting firm. The Audit Committee approved or pre-approved all such services for Magnolia by our independent registered accounting firm in 2018 and 2017.

Vote Required; Recommendation

Approval of this Proposal requires the affirmative vote of a majority of the votes cast by holders of outstanding shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy and entitled to vote thereon at the Annual Meeting, voting as a single class. An abstention from voting will have no effect on the outcome of the vote on this Proposal. Brokers have discretionary authority in the absence of timely instructions from their customers to vote on this Proposal.

THE BOARD RECOMMENDS THAT THE CLASS A AND CLASS B STOCKHOLDERS, VOTING AS A SINGLE CLASS, VOTE “FOR” THE APPROVAL OF THIS PROPOSAL.

AUDIT COMMITTEE REPORT

The information contained in this Audit Committee Report and references in this proxy statement to the independence of the Audit Committee members shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference in such filing.

Our Audit Committee has reviewed and discussed our audited financial statements with management and has discussed with our independent registered public accounting firm, KPMG, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Audit Standard No. 1301, “Communications with Audit Committees,” referred to as PCAOB Audit Standard No. 1301. Additionally, our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm, as required by the applicable requirements of the PCAOB, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence. Based upon such review and discussion, our Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2018.

Submitted by:

Audit Committee of the Board of Directors

James R. Larson, chair
Angela M. Busch
Dan F. Smith

OTHER INFORMATION

Other Business

Our management does not know of any other matters to come before the Annual Meeting, and our Board does not intend to present any other items of business other than those stated in the Notice of 2019 Annual Meeting of Stockholders located at the beginning of this proxy statement. If, however, any other matters do come before the Annual Meeting, it is the intention of the persons designated as proxies to vote in accordance with their discretion on such matters.

Director Nominees and Other Stockholder Proposals for the 2020 Annual Meeting

If you wish to present a proposal to be considered for inclusion in our proxy materials for our 2020 Annual Meeting of Stockholders, you must submit the proposal in writing to our Corporate Secretary at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046, and we must receive your proposal not later than November 25, 2019 (the 120th day prior to the date on which we estimate that we will release our materials for the 2020 Annual Meeting to stockholders). Proposals submitted for inclusion in our proxy materials must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

Under our Bylaws, and as SEC regulations permit, you must follow certain procedures to nominate a person for election as a director or to introduce an item of business at a meeting of our stockholders. Specifically, you must submit the proposed nominee or item of business by delivering notice to our Corporate Secretary at our principal executive offices at Nine Greenway Plaza, Suite 1300, Houston, Texas 77046.

For our 2020 Annual Meeting of Stockholders, we must receive such notice between January 6, 2020, and February 5, 2020. If circumstances change and we do not hold the 2020 Annual Meeting in May as we currently expect, any notice must be received no earlier than the close of business on the 120th day before the meeting and no later than the later of (i) the close of business on the 90th day before the meeting or (ii) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made. If we hold a special meeting, we must receive the notice no later than the close of business on the 10th day following the day on which public announcement of the date of the meeting is first made.

The notice is required to contain certain information set forth in our Bylaws about the nominee or the proposed business, as applicable, and the stockholder making the nomination or proposal. We will disregard any nomination or proposal that does not comply with these requirements.

Householding

Stockholders residing in the same household who hold their stock through a broker, bank or other nominee may receive only a single set of proxy materials in accordance with a notice sent earlier by their broker, bank or other nominee. This practice will continue unless instructions to the contrary are received by your broker, bank or other nominee from one (1) or more of the stockholders within the household. We will promptly deliver a separate copy of the proxy materials to such stockholders upon receipt of a written or oral request to our Corporate Secretary at the address above, or by calling (713) 842-9050. If your household is receiving multiple copies of the proxy materials, you may request that only a single set of materials be sent by following the instructions sent by your broker, bank or other nominee.

MAGNOLIA OIL & GAS CORPORATION

NINE GREENWAY PLAZA, SUITE 1300

HOUSTON, TX 77046

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 6, 2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 6, 2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so it is received no later than June 6, 2019.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E70191-P21541                                 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAGNOLIA OIL & GAS CORPORATION

Each proposal below is proposed by Magnolia Oil & Gas Corporation and is not conditioned on the approval of any other proposal.

The Board of Directors recommends you vote FOR each of the nominees listed in the following proposal:
1.	Election of Directors Nominees:		For	Against	Abstain

	1a.	Stephen I. Chazen	☐	☐	☐

	1b.	Arcilia C. Acosta	☐	☐	☐

	1c.	Angela M. Busch	☐	☐	☐

	1d.	Edward P. Djerejian	☐	☐	☐

	1e.	James R. Larson	☐	☐	☐

	1f.	Michael G. MacDougall	☐	☐	☐

	1g.	Dan F. Smith	☐	☐	☐

	1h.	John B. Walker	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

2. Advisory, non-binding resolution regarding the compensation of our named executive officers for 2018 (“say-on-pay vote”)		☐	☐	☐

The Board of Directors recommends you vote ANNUAL on the following proposal:	Annual	2 Years	3 Years	Abstain

3. Advisory, non-binding resolution regarding the frequency of future say-on-pay votes	☐	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

4. Ratification of appointment of KPMG LLP as our independent registered public accounting firm for the 2019 fiscal year		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Internet Availability of Proxy Materials, the Proxy Statement and our 2018 Annual Report and Form 10-K are available at www.proxyvote.com.

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E70192-P21541

MAGNOLIA OIL & GAS CORPORATION

Annual Meeting of Stockholders

June 7, 2019

This proxy is solicited by the Board of Directors

The undersigned stockholder of Magnolia Oil & Gas Corporation (herein, the “Company”) hereby makes, constitutes and appoints Christopher G. Stavros and Timothy D. Yang, and each of them, as lawful attorneys-in-fact and proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of the Company’s Class A Common Stock and/or Class B Common Stock that the undersigned is entitled to vote at the Company’s 2019 Annual Meeting of Stockholders to be held at 8:00 a.m., Central Time, on June 7, 2019, at Twelve Greenway Plaza, Suite 100, Houston, Texas 77046, and any adjournment or postponement thereof (the “Annual Meeting”).

This proxy card, when properly executed and submitted by mail, will be voted in the manner directed herein by the undersigned. If no such direction is made but the card is signed, this proxy will be voted, in accordance with the Board of Directors’ recommendations, “FOR” the election of all director nominees under Proposal 1, “FOR” Proposal 2 and Proposal 4, in favor of “ANNUAL” say-on-pay votes under Proposal 3, and in the discretion of the proxy holders with respect to such other business as may properly come before the Annual Meeting. This proxy will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney, other than the revocation, in accordance with the Delaware General Corporation Law and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto at the Annual Meeting.

Continued and to be marked, dated and signed on reverse side